As filed with the Securities and Exchange Commission on November 27, 2000
                                                      Registration No. 333-_____
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         _____________________________

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                         _____________________________


                                eZ BANCORP, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

            MICHIGAN                                 6712                                     REQUESTED
--------------------------------                    --------                                 -----------
(State or Other Jurisdiction of           (Primary Standard Industrial                    (I.R.S. Employer
  Incorporation or Organization)           Classification Code Number)                 Identification Number)


         333 BRIDGE STREET, NW, SUITE 1220, GRAND RAPIDS, MICHIGAN 49504
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                          MR. JOHN W. ABBOTT, PRESIDENT
                                eZ BANCORP, INC.
                        333 BRIDGE STREET, NW, SUITE 1220
                          GRAND RAPIDS, MICHIGAN 49504
                                 (517) 622-5595
--------------------------------------------------------------------------------
           (Name, Address, and Telephone Number of Agent for Service)

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:
                            Howard S. Parris, Esquire
                Stradley Ronon Housley Kantarian & Bronstein, LLP
                        1220 19th Street, N.W., Suite 700
                             Washington, D.C. 20036

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
           the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ] ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration for the same Offering. [ ] ____________

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------- --------------------------------------------------------------------------------
                                                            PROPOSED             PROPOSED
                                                            MAXIMUM              MAXIMUM
      TITLE OF EACH CLASS               AMOUNT              OFFERING            AGGREGATE           AMOUNT OF
         OF SECURITIES                   TO BE             PRICE PER             OFFERING         REGISTRATION
        TO BE REGISTERED              REGISTERED              UNIT                PRICE                FEE
------------------------------------------------------------------------------------------------------------------

       Common Stock                    2,750,000             $10.00             $27,500,000         $7,260.00
--------------------------------- -------------------- ------------------- --------------------- ----------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                           2,250,000 Shares (Minimum)
                           2,750,000 Shares (Maximum)

                                eZ BANCORP, INC.
                                  COMMON STOCK
                                $10.00 per share
================================================================================

                                TERMS OF OFFERING

         This is an initial public offering of shares of common stock of eZ Bancorp, Inc. The offering price is $10.00 per share. No market exists for our common stock, and although we have applied for listing of our common stock on The Nasdaq SmallCap Market under the symbol "_____," we cannot assure you that an active and liquid trading market for the common stock will develop or be maintained.

         We are offering these shares of our common stock on a best efforts, minimum/maximum basis, directly to the community and through our underwriter, Tucker Anthony Capital Markets, a division of Tucker Anthony Incorporated. We will not sell any shares unless we receive subscriptions for at least 2,250,000 shares of common stock. Tucker Anthony is only required to use its best efforts to sell the shares of common stock. Investors' funds will be deposited in an escrow account with ______________ until closing. The minimum subscription is 500 shares. The maximum subscription is 56,250 shares (equal to 2.5% of the minimum number of shares we are required to sell). We may permit smaller or larger purchases in our discretion. This offering will end on _________, 2001, or earlier if we sell all of the shares before that date. In addition, we have the option to extend the offering until ______________, 2001. We will not extend the offering after ______________, 2001. Because of the time period required to put in place eZCommunityBank.com's Web-based and data-processing dependent infrastructure, there may be a period of up to 90 days from the time the offering is completed until eZCommunityBank.com opens for business. Our common stock will not trade until we receive our final approvals and commence our operations. You will not have the use of your money during this period and will not be able to sell the shares for which you have subscribed and will purchase.

THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A SIGNIFICANT AMOUNT OF RISK. INVESTORS SHOULD NOT INVEST ANY FUNDS IN THE OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                         OFFERING PRICE                OFFERING EXPENSES         NET PROCEEDS TO COMPANY
                                         --------------                -----------------         -----------------------

Per share minimum                          $      10.00                  $        0.64                $        9.36
Total minimum                              $ 22,500,000                  $   1,450,250                $  21,049,750
Per share maximum                          $      10.00                  $        0.65                $        9.35
Total maximum                              $ 27,500,000                  $   1,800,250                $  25,699,750

We must receive your order no later than 12:00 Noon, Eastern Time, on ___________, 2001. We may terminate the offering at any time without notice or extend the offering until ________, 2001. Pending completion or termination of the offering, we will place funds we receive for stock purchases in a segregated savings account with our escrow agent who will hold the funds until we sell at least the minimum number of shares. If we are unable to sell the minimum number of shares before the end of the offering period, as extended, we will promptly return to the subscribers all funds received, without interest. For three years after the offering, Tucker Anthony has the option, but not the obligation to purchase up to 2% of the shares of common stock sold in this offering, on the same terms provided for in this offering.

FOR INFORMATION ON HOW TO SUBSCRIBE, SEE THE SUBSCRIPTION PROCEDURES DISCUSSED IN THIS PROSPECTUS, OR CALL THE STOCK INFORMATION CENTER AT (___) ___-____. TUCKER ANTHONY CLIENTS WHO WISH TO PURCHASE SHARES THROUGH TUCKER ANTHONY SHOULD CONTACT TUCKER ANTHONY FOR INSTRUCTIONS ON HOW TO PURCHASE SHARES.

                         TUCKER ANTHONY CAPITAL MARKETS
                The date of this Prospectus is ___________, 2001

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Map of eZCommunityBank.com Market Area........................................1
Forward Looking Statements....................................................1
Prospectus Summary............................................................2
eZ Bancorp, Inc. and eZCommunityBank.com......................................2
Organizers and Directors......................................................3
The Offering..................................................................4
Risk Factors..................................................................5

Risk Factors..................................................................6
     We Do Not Expect Our Stock Will Have an Active Trading Market............6
     If We Don't Sell The Minimum  Number of Shares,  You Will Have
       Temporarily Lost The Use Of Your  Subscription  Funds While
       They Are Held In Escrow And You Will Not Earn Interest On
       Funds Held In Escrow...................................................6
     If Our Final Regulatory Approvals Are Not Granted, You Could Lose
       A Portion of Your Investment...........................................6
     We Have No Operating History Upon Which To Evaluate Our Future
       Success, And We Do Not Expect To Be Profitable Initially...............6
     We May be Unsuccessful In Establishing a New Bank........................6
     ThereWill Be A Period Of Up To 90 Days From The  Completion Of The
       Offering Until We Open For  Business  During  Which Time You
       Will Not Have Your Money And The Common Stock Will Not Trade...........7
     Our Board of Directors Established An Arbitrary Offering Price,
       Which May Not Reflect The Value of An Investment In Our Stock..........7
     We Do Not Intend To Pay Dividends In The Forseeable Future...............7
     Our Strategy of Deploying Deposit Proceeds To Acquire Loans
       Involves Risks Resulting From Our Reliance On Others...................7
     eZCommunityBank.com Will Face Substantial Competition Which Could
       Adversely Affect Our Growth and Operating Results......................8
     We Need To Maintain Adequate Capital Ratios To Support Our Growth,
       Which May Require The Sale of Additional Shares Causing
       Dilution...............................................................8
     Changes In Interest Rates May Adversely Affect Our Operating Results.....8
     eZCommunityBank.com Will Depend On The Continued Growth Of The
       Internet And Online Commerce...........................................9
     Internet Banking May Not Become Widely Accepted..........................9
     The Ability Of eZCommunityBank.com To Compete May Suffer If It
       Cannot Take Advantage Of Technological Changes.........................9
     The Success Of eZCommunityBank.com Could Be Severely Damaged By
       System Failures.......................................................10
     The Success Of eZCommunityBank.com Could Be Severely Damaged By
       Security Risks........................................................10
     Reliance On Fiserv And Other Service Providers Leads To Increased
       Risks.................................................................10
     We Will Be Dependent On Management Of eZ Bancorp And
       eZCommunityBank.com...................................................10
     Robert H. Becker, Chairman Of The Board, And John W. Abbott, Chief
       Executive Officer, Have Signed Non-Compete Agreements Which Will
       Limit the Solicitation Of Deposits From Certain Areas Until July
       2002..................................................................11
     The Articles Of Incorporation Of eZ Bancorp And Federal And State
       Law Contain Anti-takeover Provisions..................................11
     eZ Bancorp Management And Their Affiliates Could Have The Power
       To Block Certain Stockholder Approvals................................11
     Government Regulation Might Negatively Impact Our Operating
       Results...............................................................11

eZ Bancorp, Inc. and eZCommunityBank.com.....................................12

The Offering.................................................................12

General......................................................................12
     Method of Subscription..................................................13
     Escrow Account; Return of Funds Upon Failure to Complete the
       Offering or Upon Liquidation..........................................13
     Acceptance and Refunding of Subscriptions...............................14
     Limited Market for Shares...............................................14
     Plan of Distribution and Marketing Agent................................15

Use of Proceeds..............................................................15

Capitalization...............................................................17

Dividend Policy..............................................................17

Proposed Business of eZ Bancorp..............................................17

Proposed Business of eZCommunityBank.com.....................................18
     Description of Proposed Services........................................19
     Bank Location, Market Area and Target Market............................19
     Asset Management........................................................20

Software.....................................................................20
     Security and Disaster Recovery Plan.....................................21

Competition..................................................................22

Employees....................................................................22

Properties...................................................................22

Management's Plan of Operation...............................................22

General......................................................................22

Management...................................................................23
     Directors and Executive Officers........................................23
     Director Compensation...................................................25
     Employment and Executive Compensation Arrangements......................25
     Securities Ownership of Management......................................26

Certain Transactions.........................................................28

Supervision and Regulation...................................................28
     General.................................................................28
     Financial Modernization Legislation.....................................29
     eZ Bancorp..............................................................29
     eZCommunityBank.com.....................................................31

Description of Capital Stock.................................................35
     Common Stock............................................................35
     Market for Common Stock.................................................36
     Preferred Stock.........................................................36
     Shares Available for Issuance...........................................36
     Anti-Takeover Provisions Under Michigan Law and in eZ Bancorp's
       Articles of Incorporation.............................................37
     Indemnification of Directors and Officers...............................40

Shares Eligible for Future Sale..............................................41

Legal Proceedings............................................................41

Legal Matters................................................................42

Experts......................................................................42

Where You Can Find More Information..........................................42

Financial Statements.........................................................43
     Index to Financial Statements...........................................43
     Report of Independent Auditors..........................................44
     Balance Sheet - eZ Bancorp, Inc.........................................45
     Balance Sheet - EBC Development, LLC....................................46
     Statements of Income - EBC Development, LLC.............................47
     Statement of Members' Capital (Deficit) - EBC Development, LLC..........48
     Statements of Cash Flows - EBC Development, LLC.........................49
     Notes to Financial Statements...........................................50
                                eZ BANCORP, INC.
                               eZCOMMUNITYBANK.COM
                             GRAND RAPIDS, MICHIGAN


















                           [MAP OF eZCOMMUNITYBANK.COM
                           MARKET AREA APPEARS HERE.]













                        ---------------------------------

                            FOWARD-LOOKING STATEMENTS

         This Prospectus contains certain forward-looking statements concerning certain aspects of the business of eZ Bancorp and eZCommunityBank.com. When used in this Prospectus, words such as "believe," "anticipate," "intend," "goal," "expects," and similar expressions may identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                        ---------------------------------

                               PROSPECTUS SUMMARY

         Because this is a summary, it does not contain all of the information that may be important to you. You should read carefully the entire Prospectus, including the information under "Risk Factors", before making any decision to buy our common stock. References to "we" in this Prospectus may mean eZ Bancorp, Inc. or eZCommunityBank.com, as the context requires.

                    eZ BANCORP, INC. AND eZCOMMUNITYBANK.COM

         eZ Bancorp, Inc. was incorporated in Michigan on November 7, 2000 to be a bank holding company. Subject to regulatory approvals, we will use at least $19,758,750 of the proceeds of this offering to purchase all of the shares of our common stock of eZCommunityBank.com, a Michigan state-chartered commercial bank in the process of organization.

         eZCommunityBank.com is being organized by a group of individuals active in business, professional, banking, and financial activities in Central Michigan, to offer retail banking products and services primarily over the Internet. As the organizers, we are six former officers of the previously acquired (in 1999) Community First Bank, Lansing, Michigan, and we believe the banking needs of our target market area are not served adequately by many of the larger out-of-state financial institutions that have acquired many of the local community banks and thrifts. We also believe that because eZCommunityBank.com will offer its services primarily over the Internet, it will provide consumers with more convenient and economically efficient banking services. Although eZCommunityBank.com will be an Internet bank, as a state-chartered and operated financial institution, eZCommunityBank.com will provide Michigan consumers with an alternative to out-of-state institutions. eZCommunityBank.com will emphasize deposit products and bill payment services. We will offer our customers traditional banking services using the Internet as our primary delivery channel. In addition to the Internet, our customers will be able to conduct their banking through various other channels, including ATMs, debit cards, direct deposit, and through our call center. We believe our customers will welcome the convenience of 24-hour banking. We also believe our cost of operations will be significantly lower than banks using the traditional brick and mortar approach. Our efficient operation will enable us to offer our products and services at attractive pricing. We will assist customers in obtaining other traditional retail banking products such as loans and investment products through our alliances with third-party vendors. In addition, we plan to position eZCommunityBank.com as a local community bank in our targeted market areas. Providing outstanding customer service will be among our highest priorities. We are committed to delivering quality banking products through our Bank and our partnerships.

         eZCommunityBank.com has not yet opened and will not do so unless this offering is completed, the approvals of the Michigan Office of Financial and Insurance Services, Division of Financial Institutions, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation are obtained to open as a state-chartered commercial bank and certain pre-opening procedures are completed. We will focus our marketing efforts initially in two of the largest metropolitan areas in Michigan - the Southeastern Michigan (the Detroit standard metropolitan statistical area) and Grand Rapids markets. The Bank has targeted nine of the most populated metropolitan markets in Michigan (except Ingham, Eaton and Clinton counties) as our geographic boundaries, where we will expand our marketing efforts as our business expands. We selected these boundaries because of the high concentration of deposit dollars and households that meet our demographic profile. Southeastern Michigan and Grand Rapids have 71% of the households that fit our demographic profile within our nine metropolitan markets, and have 78% of the deposit dollars available in these nine markets. In addition, these two markets are within a "software belt" that arches from Southeastern Michigan, to Ann Arbor, to Grand Rapids. The Information Technology industry has grown to more than 5,500 companies concentrated in the Ann Arbor-Troy-Farmington Hills axis, and some 3,000 software firms along this "software belt" (Troy and Farmington Hills are also in Southeastern Michigan). As a result, Michigan ranks fifth in the United States in software services employment. In addition, the state has been recognized as having the most technologically advanced telecommunication infrastructure of any location in North America linking virtually every community in Michigan. The population that meets our demographic profile from Southeastern Michigan to Grand Rapids is also within this "software belt."

         We currently anticipate that eZCommunityBank.com will open in the second quarter of 2001, although delays may be encountered. Our corporate headquarters are located at ___________, Grand Rapids, Michigan ____. The telephone number for eZ Bancorp, Inc. is (517) 622-5595. See "eZ Bancorp and eZCommunityBank.com,"

"Proposed Business of eZ Bancorp," and "Proposed Business of eZCommunityBank.com " for more information about us, our proposed banking subsidiary and our business plans.

                            ORGANIZERS AND DIRECTORS

     The following six individuals are the organizers of eZ Bancorp, Inc. and eZCommunityBank.com. They will also serve as executive officers of these entities.

     JOHN W. ABBOTT, 53, will serve as Director, President and Chief Executive Officer of eZ Bancorp, Inc. and eZCommunityBank.com. Mr. Abbott was Executive Vice President and Chief Operating Officer of CFSB Bancorp, Inc. and its sole subsidiary, Community First Bank, a state-chartered savings bank headquartered in Lansing, Michigan until the companies were acquired by Old Kent Financial Corporation. CFSB Bancorp, Inc. was a publicly traded thrift holding company with approximately $900 million in assets. As Chief Operating Officer, Mr. Abbott had overall responsibility for lending, finance, deposits, retail branch administration, marketing, operations, data processing and strategic planning.

     RICHARD J. BENSON, 43, will be Vice President and Chief Technology Officer of eZCommunityBank.com. Mr. Benson joined Community First Bank in March 1994 as Vice President-Data Processing Manager.

     RICK L. LABER, CPA, 43, will serve as Vice President and Chief Financial Officer of both entities. From August 1997 to July 1999, Mr. Laber was Vice President, Chief Financial Officer and Treasurer of CFSB Bancorp, Inc. and Community First Bank. In addition, he was Chairman of Community First Bank's Asset/Liability Committee, Investment Committee and Asset Classification Committee.

     JACK G. NIMPHIE, 51, will serve as Vice President and Chief Information Officer of eZCommunityBank.com. Mr. Nimphie was most recently Senior Vice President - Director of Operations of Community First Bank. He was appointed to that position in October 1996.

     SALLY A. PETERS, 48, will serve as Vice President and Chief Marketing Officer of eZCommunityBank.com. Ms. Peters was Vice President - Director of Marketing at Community First Bank from February 1994 until July 1999. In addition, Ms. Peters was Chairman of Community First Bank's Pricing and Product Development Committee and Corporate Retail Sales Meetings.

     C. WAYNE WEAVER, 47, will serve as Vice President, Treasurer and Secretary of eZ Bancorp, Inc. and Vice President and Chief Financial Services Officer of eZCommunityBank.com. Mr. Weaver was Senior Vice President - Director of Retail Banking for Community First Bank, for which he had served in various capacities since 1975.

     In addition to Mr. Abbott, the following individuals will serve as the initial directors of eZ Bancorp and eZCommunityBank.com.

     ROBERT H. BECKER, Age 65, Chairman of the Board of Directors. From 1987 to 1999, Mr. Becker was President and Chief Executive Officer of CFSB Bancorp, Inc. and its sole subsidiary, Community First Bank, a state-chartered savings bank headquartered in Lansing, Michigan. Mr. Becker began his banking career in 1957, and from 1976 to 1987, he served as President and Chief Executive Officer of MetroBanc located in Grand Rapids, Michigan. Mr. Becker was a Director of the Federal Home Loan Bank of Indianapolis and is a past Chairman of the Michigan League of Community Banks.

     THOMAS M. DIBLE, Age 50, Director. Mr. Dible is President of Dible Builders, Inc. a residential and commercial real estate development and building company he established in 1984. The company is located in Grand Ledge, Michigan.

     FRANK H. FREUND, Age 40, Director. Mr. Freund is currently Chief Financial Officer for Mutual Insurance Corporation of America, East Lansing, Michigan. He has held this position since October 1997. He is a CPA and from 1994 until 1997, served as an audit senior manager with Deloitte & Touche, a national accounting firm. Prior to that he was an audit senior manager with a local firm and from 1982 until 1993 he was an auditor with a national accounting firm.

     JAMES L. REUTTER, Age 67, Director. Mr. Reutter is the Chairman of Lansing Ice and Fuel Company, Lansing, Michigan, and Vice President of O'Dell Ice Company, Coleman, Michigan. He also serves as a Director of Michigan Millers Mutual Insurance Company. Mr. Reutter was Chairman of CFSB Bancorp, Inc. and Community First Bank from 1988 until 1999. He serves as Trustee and Treasurer of the Thoman Foundation, is past Chairman of Lansing Community College and currently serves as a Trustee of the Lansing Community College Foundation.

     HARRY K. KANTARIAN, Age 49, Director. Since March 1, 2000, Mr. Kantarian has served as Of Counsel to the law firm of Stradley Ronon Housley Kantarian & Bronstein, LLP, Washington, D.C. Prior to that time, and since its founding in 1981, Mr. Kantarian was a member of the law firm of Housley Kantarian & Bronstein, P.C., located in Washington D.C.

     JOHN D. BAMBERGER, Age 45, Director. Mr. Bamberger is currently President and Chief Executive Officer of SequoiaNET.com in Auburn Hills, Michigan, a subsidiary of Analysts International located in Minneapolis, Minnesota. He has held that position since 1990. SequoiaNet.com is a provider of network integration products and services. He is also a Vice President at Analysts International, a position he has held since April 2000. Analysts International is an information technology services company that provides eBusiness management services, technology staffing and consulting. Prior to 1990, Mr. Bamberger was a District Manager with Unisys. He was named 1999 Entrepreneur of the Year in Michigan in the computer services category by Ernst & Young.


                                  THE OFFERING

Shares Offered A minimum of 2,250,000 and a maximum of 2,750,000 shares of common stock. We must receive and accept subscriptions for a minimum of 2,250,000 shares before we will sell any shares in this offering.

Subscription Price                  $10.00 per share.

Termination Date                    _____________, 2001, unless we terminate the
                                    offering  earlier or extend it to a date not
                                    later than ____________, 2001.   Subscribers
                                    will not be advised if the offering is extended. Because of the time period required to put in place eZCommunityBank.com's Web-based and data-processing dependent infrastructure, there may be a period of up to 90 days from the time the offering is completed until eZCommunityBank.com opens for business.
                                    Our common stock will not trade until we receive our final approvals and commence our operations. You will not have the use of your money during this period and will not be able to sell the shares for which you have subscribed and will purchase.

Minimum Subscription                500 shares  ($5,000), although we may permit
                                    smaller  subscriptions  in our discretion.

Maximum Subscription                56,250 shares or 2.5% of the total number of
                                    shares sold at the minimum of the offering, although we may permit larger purchases at our discretion. See "The Offering
                                    - General."

Subscription Procedures             To subscribe for shares of common stock,
                                    subscribers must fully complete the
                                    Subscription Agreement and deliver the
                                    Subscription Agreement, together with
                                    full payment of the offering price for all shares subscribed for, to the eZ
                                    Bancorp Stock Information Center, at
                                    ______________________________, ___________,
                                    __________, _____. Subscriptions must be paid in full with a check or money order payable to "_____________________, escrow agent for eZ Bancorp."  When using the U.S.
                                    Postal Service, allow sufficient time for the Subscription Agreement and payment to arrive at the Stock Information Center prior to the termination of the offering.
                                    Late delivery will not be accepted unless we determine otherwise. We reserve the right to accept or reject subscriptions, in whole or in part, for any or for no reason.
                                    Once subscriptions are received by the Stock
                                    Information Center, they cannot be revoked by the subscriber, unless otherwise required by state law. Tucker Anthony clients who wish to purchase shares through Tucker
                                    Anthony should contact Tucker Anthony
                                    for information on how to purchase shares.

Gross Proceeds of the Offering      $22,500,000 if the minimum number of  shares
                                    are sold, or $27,500,000 if the maximum number of shares are sold. Funds will be held in escrow from receipt until all preliminary regulatory approvals are received.

Use of Proceeds                     We will use $2,741,250 of the net proceeds
                                    of the offering to pay certain
                                    organizational and offering expenses and costs, some of which have been advanced by the organizers, and a minimum of $19,758,750 of the net proceeds of the offering to purchase all of the shares of common stock of eZCommunityBank.com.
                                    If more than the minimum number of shares is sold, some or all of the additional funds may be retained by eZ Bancorp. Funds held by eZ Bancorp will be invested, or held for corporate purposes or further contributions to eZCommunityBank.com's capitalization.

                                    eZCommunityBank.com  will  use the  proceeds
                                    received  from eZ Bancorp to repay or to pay
                                    certain  organizational and operating costs,
                                    to  acquire  and   establish   the  required
                                    Internet business infrastructure, to furnish and equip facilities for eZCommunityBank.com and for working capital and general corporate purposes of eZCommunityBank.com. See "Use of Proceeds."

Organizers and Directors            It is currently expected that six organizers
Intent to Purchase Shares           of eZ Bancorp, and the persons who will
of Common Stock                     serve as directors of eZ Bancorp (together
                                    with their affiliates) will purchase
                                    approximately 19% of the common stock at the minimum number of shares, or 420,000 shares, for a total initial investment of approximately $4,200,000.

Market for Common  Stock            This is an initial public offering of shares
                                    of common stock of eZ Bancorp, Inc. No market exists for the common stock, and although we have applied for listing of the common stock on The Nasdaq SmallCap Market under the symbol "_____," we cannot assure you that an active and liquid trading market for the common stock will develop or be maintained.



                                  RISK FACTORS

         An investment in our common stock involves substantial risk. Investors should not invest any funds in the offering unless they can afford to lose their entire investment. You should read carefully the section called "Risk Factors," commencing on page 6 for certain considerations relevant to investing in the common stock.

                                  RISK FACTORS

     An investment in our common stock involves substantial risks. You should carefully read the following, together with the other information in this Prospectus, before making a decision to purchase the common stock.

WE DO NOT EXPECT OUR STOCK WILL HAVE AN ACTIVE TRADING MARKET.

     As a newly organized company, we have issued only 60 shares of common stock in connection with our organization, and consequently there is no current established market for our common stock. We have applied to have the common stock listed on The Nasdaq SmallCap Market under the symbol "_____" conditioned upon completion of the offering, the receipt of all regulatory approvals and the satisfaction of Nasdaq SmallCap Market entry requirements. Tucker Anthony has advised us that it intends to act as a market maker for the common stock, but is not obligated to do so. In addition, together with Tucker Anthony, we will seek to encourage and assist at least two other market makers (initially) to make a market in the common stock. We believe we will be successful in finding a second and third market maker. No assurance can be given, however, that an active and liquid market for the common stock will develop. Further, no assurance can be given that an investor will be able to sell the common stock at or above the initial offering price. See "The Offering -- Limited Market for Shares" for more information about trading of our shares.

IF WE DON'T SELL THE MINIMUM NUMBER OF SHARES, YOU WILL HAVE TEMPORARILY LOST THE USE OF YOUR SUBSCRIPTION FUNDS WHILE THEY ARE HELD IN ESCROW AND YOU WILL NOT EARN INTEREST ON FUNDS HELD IN ESCROW.

     Our common stock is being sold on a "best efforts" basis, with the assistance of Tucker Anthony. However, the sale of the minimum number of shares is not guaranteed. If we do not receive subscriptions for the minimum number of shares, the offering will not be completed, and subscriber funds will be returned, without interest or deduction. In this event, subscribers will have lost the use of their funds during the offering period.

IF OUR FINAL REGULATORY APPROVALS ARE NOT GRANTED, YOU COULD LOSE A PORTION OF YOUR INVESTMENT.

     If offering proceeds are released from escrow but eZCommunityBank.com fails to receive final regulatory approvals or does not open for any other reason, we intend to propose that the stockholders approve a plan to liquidate eZ Bancorp. If eZ Bancorp is dissolved, its net assets (generally consisting of the amounts received in the offering plus any interest earned on those amounts, less the amount of all costs and expenses incurred by eZ Bancorp) would be distributed to stockholders. The amounts distributed in liquidation to stockholders may be substantially less than the amount they paid for their shares of stock.

WE HAVE NO OPERATING HISTORY UPON WHICH TO EVALUATE OUR FUTURE SUCCESS, AND WE DO NOT EXPECT TO BE PROFITABLE INITIALLY.

     eZ Bancorp and eZCommunityBank.com are in the process of organization and neither has any prior operating history. Profitability will depend on the results of operations of the principal asset, eZCommunityBank.com. We expect that eZCommunityBank.com will incur operating losses during its initial years of operation, and may not achieve profitability, if at all, for at least two years. If we decide to make changes to the existing business plan, such as expanding the product or service offerings or opening branch offices, that decision may further delay profitability because of increased expenses, and because the changes may not enhance results of operations as anticipated.

WE MAY BE UNSUCCESSFUL IN ESTABLISHING A NEW BANK.

     As a newly organized institution we will rely on our officers and directors to put in place eZCommunityBank.com's web-based and data-processing dependent infrastructure, to establish and outfit appropriate facilities for eZCommunityBank.com, hire staff, develop and implement marketing and business development strategies and evaluate potential future lines of business in addition to eZCommunityBank.com's core deposit products and bill payment services. The board of directors will have substantial discretion in these matters, and we cannot guarantee that they will be successful in establishing a new bank in a competitive market.

THERE WILL BE A PERIOD OF UP TO 90 DAYS FROM THE COMPLETION OF THE OFFERING UNTIL WE OPEN FOR BUSINESS DURING WHICH TIME YOU WILL NOT HAVE YOUR MONEY AND THE COMMON STOCK WILL NOT TRADE.

         Because of the time period required to put in place eZCommunityBank.com's Web-based and data-processing dependent infrastructure, there may be a period of up to 90 days from the time the offering is completed until eZCommunityBank.com opens for business. Once eZCommunityBank.com opens for business, which we currently expect in the second quarter of 2001, we will begin the banking operations described in this Prospectus under the caption "Proposed Business of eZCommunityBank.com." However, our common stock will not trade until we receive our final approvals and commence our operations. You will not have the use of your money during this period and will not be able to sell the shares for which you have subscribed and will purchase. If eZCommunityBank.com fails to open for any reason, we intend to propose that stockholders approve a plan to liquidate eZ Bancorp.

OUR BOARD OF DIRECTORS ESTABLISHED AN ARBITRARY OFFERING PRICE, WHICH MAY NOT REFLECT THE VALUE OF AN INVESTMENT IN OUR STOCK.

         Our board of directors arbitrarily determined the offering price of the shares offered by this Prospectus. We did not engage an independent investment banking firm to assist in determining the offering price. The $10.00 per share price bears no relationship to the assets, earnings, book value or other established measure of value of eZ Bancorp or eZCommunityBank.com. In addition there can be no assurance that an investor will be able to sell the common stock at or above the initial offering price. In fixing the price the board considered primarily the subscription prices of securities offered by other newly organized financial institutions and bank holding companies.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

         eZCommunityBank.com will be the wholly owned subsidiary of eZ Bancorp and, initially, will be our principal source of revenue. We anticipate that eZCommunityBank.com will incur losses during its initial phase of operations, and we do not expect to pay any dividends in the foreseeable future. In fact, our regulatory approvals will likely not allow us to pay dividends for the first three years of our operations. Even if eZCommunityBank.com and eZ Bancorp have earnings in an amount sufficient to pay dividends, we intend to retain earnings for the purpose of funding the growth of eZ Bancorp and eZCommunityBank.com. See "Dividend Policy" and "Supervision and Regulation" for information about factors affecting our ability to pay dividends.

OUR STRATEGY OF DEPLOYING DEPOSIT PROCEEDS TO ACQUIRE LOANS INVOLVES RISKS RESULTING FROM OUR RELIANCE ON OTHERS.

         eZCommunityBank.com will offer its customers mortgage loans through third party providers utilizing links between the Bank's Web site and the Web site of the third party providers. Such products will not be owned or serviced by eZCommunityBank.com. These loan transactions will only provide fee income to the Bank and will not provide an earning asset. eZCommunityBank.com has identified and contacted certain providers of such products, but has not yet entered into contracts with any of these potential partners.

         Because we will not originate loans, the loan portfolio of eZCommunityBank.com will consist primarily of Freddie Mac and/or Fannie Mae conforming or jumbo one- to four-family mortgage loans purchased through third parties. These whole loan purchases will be purchased, net of servicing. Our success will largely depend upon our ability to maintain such relationships with providers who can fulfill our demand for mortgages at a competitive yield. If the interest rate environment changes or those relationships are not maintained, we may be unable to invest in loans carrying interest rates sufficient to generate the required yield. This could have a significant negative effect on our ability to generate revenue and income. In addition, because we will be purchasing loans, we will be relying on other institutions' loan underwriting procedures in originating good asset quality, adequately secured loans. If these underwriting procedures are inadequate, this could have a negative impact on our operating results. See "Proposed Business of eZCommunityBank.com -- Description of Proposed Services" for more information about our proposed loan portfolio and the associated risks.

eZCOMMUNITYBANK.COM WILL FACE SUBSTANTIAL COMPETITION WHICH COULD ADVERSELY AFFECT OUR GROWTH AND OPERATING RESULTS.

         Numerous competitors are currently offering online banking services. These competitors include Internet banks and traditional financial institutions offering Internet banking services. Competition may eventually come from other sources including insurance companies, software companies and securities trading firms. We believe there will be a continuous increase of financial institutions offering these services.

         Certainly as the use of the Internet continues to grow, and competition in the financial services arena intensifies, consumers will be able to access banking products and services from any financial institution operating over the Internet, regardless of size and location. However, we believe there is a market for the Internet users who want the security of banking with the high-tech "community bank," operating primarily over the Internet, that is easy to use, and is a familiar name in their neighborhood.

         eZCommunityBank.com will operate in a competitive market for financial services and will face intense competition in attracting deposits. Many of these financial institutions, including financial institutions using the Internet as a primary means of conducting business, have been in business for many years, are significantly larger, have established customer bases and greater financial resources and lending limits than eZCommunityBank.com and are able to offer certain services that eZCommunityBank.com is not able to offer. As an Internet bank, eZCommunityBank.com expects competition to intensify in the future as the availability of financial industry services and products on the Internet increases. Because of the size of the Internet, there can be no assurance that eZCommunityBank.com has identified or considered all possible present and future competitors, or how successful we will be in competing with them.

WE NEED TO MAINTAIN ADEQUATE CAPITAL RATIOS TO SUPPORT OUR GROWTH, WHICH MAY REQUIRE THE SALE OF ADDITIONAL SHARES CAUSING SHARE DILUTION.

         We anticipate that our initial capital, including the net proceeds of the sale of our common stock offered hereby, will adequately satisfy our capital requirements for the foreseeable future. Future capital requirements, however, depend on many factors, including our growth rate. To the extent that the funds generated by the offering are insufficient to fund future growth or operating requirements, or to satisfy regulatory capital requirements, it may be necessary to raise additional funds through public or private financing. Any equity or debt financings, if available at all, may be on terms which are not favorable to us, and, in the case of equity financings, could result in dilution of our then-existing stockholders' interests. If adequate capital is not available, we would be subject to an increased level of regulatory supervision and our business, operating results, and financial condition could be adversely affected.

         Additional dilution will result from the issuance of shares as part of compensating our officers, directors and key employees through the grant of stock options, and through the exercise of an option granted to Tucker Anthony to purchase up to an additional 2% of the common stock at any time during the three years following the offering.

CHANGES IN INTEREST RATES MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

         The revenues of eZCommunityBank.com will substantially depend on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. This is commonly referred to as the interest rate spread. As with most depository institutions, our earnings will be affected by changes in market interest rates and other economic factors beyond our control. If an institution's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the institution's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities, and, as a result, the institution's net interest income generally will be adversely affected by material and prolonged increases in interest rates and positively affected by comparable declines in interest rates. For most financial institutions the dollar amount of interest-bearing liabilities which re-price within specific time periods, either through maturity or rate adjustment, exceeds the dollar amount of interest-earning assets which re-price within such time periods. As a result, the net interest income of these institutions would be expected to be negatively impacted by increases in interest rates. In addition, we will likely be required to pay a higher interest rate in order to attract deposits, when compared to non-Internet banks. Therefore, our interest rate spread is expected to be somewhat narrower than for non-Internet banks. This will only magnify the importance of our ability to address the matching of assets and liabilities in order to provide an acceptable interest rate spread.

         In addition to affecting interest income and expense and the resulting interest rate spread, changes in interest rates also can affect the value of the Bank's interest-earning assets, comprising fixed- and adjustable-rate instruments, as well as the ability to realize gains from the sale of such assets. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates.

eZCOMMUNITYBANK.COM WILL DEPEND ON THE CONTINUED GROWTH OF THE INTERNET AND ONLINE COMMERCE.

         Our future success depends substantially on continued growth in use of the Internet. The Internet is, however, a relatively new commercial marketplace and may not continue to grow. If Internet use does not continue to grow, our business, financial condition, results of operations and cash flows could be materially adversely affected.

         In addition, to the extent that the Internet continues to experience significant growth in the number of users, frequency of use or an increase in its bandwidth requirements, there can be no assurance that the infrastructure for the Internet will be able to support the demands placed upon it. In addition, the Internet could lose its viability because of delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or because of increased government regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally and eZCommunityBank.com in particular. If use of the Internet does not continue to grow or grows more slowly than expected, if the infrastructure of the Internet does not effectively support growth that may occur, or if competition causes the Internet to become an unworkable commercial forum and location for eZCommunityBank.com's business, our operating results and financial condition could be materially adversely affected.

INTERNET BANKING MAY NOT BECOME WIDELY ACCEPTED

         The market for Internet banking services is rapidly evolving and the ultimate demand for and market acceptance of Internet banking remains uncertain. Market acceptance of Internet banking depends on consumer willingness to use the Internet for general commercial and financial services transactions. Other critical issues concerning the commercial use of the Internet (including reliability, cost, ease of use and access and quality of service) may also impact the growth of Internet use. Consequently, Internet banking may not become as widely accepted as traditional forms of banking. Our business, financial condition, results of operations and cash flows could be materially adversely affected if the Internet banking market does not continue to develop.

THE ABILITY OF eZCOMMUNITYBANK.COM TO COMPETE MAY SUFFER IF IT CANNOT TAKE ADVANTAGE OF TECHNOLOGICAL CHANGES.

         To remain competitive, eZCommunityBank.com must continue to enhance and improve the responsiveness, functionality and features of its services. The market for financial services, including banking services and consumer finance services, as well as the Internet are increasingly affected by advances in technology, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices. In part, eZCommunityBank.com's success will depend on the ability of Fiserv Solutions Inc., the company which will provide software and operational, technical and customer support to eZCommunityBank.com, and other service providers to provide leading technologies useful in its business, enhancements of their existing services, development of new services and technology that addresses the increasingly sophisticated and varied needs of its prospective customers. eZCommunityBank.com must also be able to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis, which depends on its service providers' ability to develop such products. In turn, each service provider's ability to provide these services depends on a number of factors, including the service provider's level of capital, ability to attract talented personnel and commitment to the business. There can be no assurance that eZCommunityBank.com will successfully acquire or use new technologies effectively or adapt its transaction processing systems to customer requirements or emerging industry  standards.  You can  find  more  information  about  our  plans to add services under the caption "Proposed Business of eZCommunityBank.com -- Description of Proposed Services."

THE SUCCESS OF eZCOMMUNITYBANK.COM COULD BE SEVERELY DAMAGED BY SYSTEM FAILURES.

     eZCommunityBank.com's success depends largely upon its communications and computer hardware, substantially all of which are located at the Fiserv Service Bureau in Arlington Heights, Illinois. If there is an interruption in communication between eZCommunityBank.com and Fiserv, communication can be quickly reestablished. eZCommunityBank.com's recovery plan incorporates Fiserv's comprehensive disaster recovery plan and security system, which is designed to reinstall essential processing within 48 hours. Fiserv's recovery plan includes, among other procedures, disaster prevention measures, which incorporate personnel training, segregation, and tight security measures. They also include, among other measures, heat, smoke and water detectors, battery and generator backups, maintenance of an alternative-processing site, a plan for line rerouting and an off-site storage facility for application files for restoration of data. Nevertheless, eZCommunityBank.com's and Fiserv's systems could be vulnerable to human error, damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins, and similar events. Failure in either of the disaster recovery plans which results in a substantial interruption in these systems could have a material adverse effect on our business, results of operation and financial condition. eZCommunityBank.com's coverage limits on its property and business interruption insurance may not be adequate compensation for all losses incurred.

THE SUCCESS OF eZCOMMUNITYBANK.COM COULD BE SEVERELY DAMAGED BY SECURITY RISKS.

     eZCommunityBank.com's operations depend upon Fiserv's ability to protect the computer systems and network infrastructures they use against damage from physical break-ins, security breaches, viruses and other disruptive problems caused by the Internet or other users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through such computer systems and network infrastructure, which may result in significant liability to eZCommunityBank.com and deter potential customers.

     Although Fiserv intends to continue to implement security technology and establish operational procedures to prevent damage, there can be no assurance that these security measures will be successful. A failure of such security measures could have a material adverse effect on the Bank's business, operating results, and financial condition. See "Proposed Business of eZCommunityBank.com -- Security."

     eZCommunityBank.com is also a part of a developing and rapidly evolving market of Internet and Web based electronic banking. Market acceptance of Internet banking is substantially dependent upon the adoption of the Internet for general commerce and financial services transactions. If another provider for financial services through the Internet were to suffer damage from a physical break-in, security breach, system failure or other disruptive problem caused by the Internet or other users, such event could harm the growth and acceptance among the public of the Internet for financial services transactions. Such an event could deter potential customers of eZCommunityBank.com or cause customers to leave eZCommunityBank.com and thereby have a material adverse effect on our business, operating results and financial condition.

RELIANCE ON FISERV AND OTHER SERVICE PROVIDERS LEADS TO INCREASED RISKS.

     eZCommunityBank.com plans to receive essential software, and operational, technical and customer service support from Fiserv CBS, a software division of Fiserv, pursuant to agreements between eZCommunityBank.com and Fiserv.
Management is negotiating a contract with Fiserv to provide all of eZCommunityBank.com's software, principal operating functions and security and support needs. Fiserv will be responsible for all of the connectivity between the various systems used by eZCommunityBank.com. Any events that would damage the services would be out of eZCommunityBank.com's control, and would have a material adverse effect on our operations.

WE WILL BE DEPENDENT ON MANAGEMENT OF EZ BANCORP AND EZCOMMUNITYBANK.COM.

     eZ Bancorp and eZCommunityBank.com are, and will continue to be dependant on, the services of the six organizers employed as executive officers by eZCommunityBank.com and eZ Bancorp, Inc. The loss of the services of any one of these key personnel could have a material adverse effect upon our results of operations, product development efforts and ability to grow. We have entered into employment agreements with each of the organizers.

ROBERT H. BECKER, CHAIRMAN OF THE BOARD, AND JOHN W. ABBOTT, CHIEF EXECUTIVE OFFICER, HAVE SIGNED NON-COMPETE AGREEMENTS WHICH WILL LIMIT THE SOLICITATION OF DEPOSITS FROM CERTAIN AREAS UNTIL JULY 2002.

     Mr. Becker and Mr. Abbott, as former Chief Executive Officer and Chief Operating Officer, respectively, of CFSB Bancorp, Inc., Lansing, Michigan, were required to sign non-compete agreements when CFSB Bancorp, Inc. was acquired by Old Kent Financial Corporation in July 1999. These agreements, which expire in July 2002, limit their ability to conduct business in the same market area that CFSB Bancorp, Inc. conducted business. As a result, until these agreements expire, eZCommunityBank.com will not solicit or accept deposits, or market or provide any other banking products or services to or from persons residing in Ingham, Clinton or Eaton counties of Michigan. In addition, we will not seek employees of Old Kent Financial Corporation from those counties. If there were to be a violation of these agreements, any of Mr. Becker, Mr. Abbott, eZ Bancorp or eZCommunityBank.com could be susceptible to a lawsuit, and to the payment of damages if the lawsuit were successful.

THE ARTICLES OF INCORPORATION OF EZ BANCORP AND FEDERAL AND STATE LAW CONTAIN ANTI-TAKEOVER PROVISIONS.

     The Articles of Incorporation and Bylaws of eZ Bancorp contain certain provisions that may be deemed to have the affect of making an acquisition of control more difficult. These provisions include a supermajority voting provision requiring the approval of 80% of our outstanding shares for approval of an acquisition or merger not approved by our board of directors, and the ability of the board of directors to issue preferred stock in one or more series without further authorization of our stockholders. We cannot provide assurance that our board will not issue preferred stock without stockholder approval. In addition, the Michigan Business Corporation Act contains provisions which require a supermajority vote of the stockholders in certain circumstances.

     Federal laws require the filing of a notice or application for approval by the Federal Reserve Board with respect to an acquisition of control of eZCommunityBank.com.

eZ BANCORP MANAGEMENT AND THEIR AFFILIATES COULD HAVE THE POWER TO BLOCK CERTAIN STOCKHOLDER APPROVALS.

     Directors and officers of eZ Bancorp have indicated their intention to purchase approximately 19% of the shares if the minimum number of shares is sold and 15% of the shares if the maximum number of shares is sold. Directors and officers or persons related or affiliated with them may purchase additional shares in the offering. If more than 20% of the shares outstanding after the offering are held by directors, officers and their affiliates, then this group could, by voting against a proposal submitted to stockholders, block the approval of any proposal which requires the affirmative vote of 80% or more of the stockholders. Those proposals include certain business combinations and charter amendments. See "Description of Capital Stock" for more information about stockholder voting and other charter provisions.

GOVERNMENT REGULATION MIGHT NEGATIVELY IMPACT OUR OPERATING RESULTS.

     Bank Regulation. eZ Bancorp and eZCommunityBank.com will operate in a highly regulated environment and will be subject to examination, supervision and comprehensive regulation by several federal and state regulatory agencies. Banking regulations, designed primarily for the safety of depositors, may limit the growth of eZCommunityBank.com and the return to investors by restricting activities such as the payment of dividends, mergers with or acquisitions by other institutions, investments, loans and interest rates and interest rates paid on deposits. Laws and regulations could change at any time, and changes could adversely affect our business. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to operate profitably. See "Supervision and Regulation" for more information about applicable banking regulations.

     Internet Regulation. Because of the rapid expansion of the electronic commerce market, many regulatory bodies are adopting measures to ensure that their regulations are keeping pace. For example, Congress has held hearings on whether to regulate the electronic commerce market, while numerous states are considering adopting their own laws to regulate Internet banking. Furthermore, bank regulators are considering proposing new laws relating to customer privacy. If enacted, any such laws, rules and regulations could force us to comply with more complex and perhaps more burdensome regulatory requirements, which could materially adversely affect our business, financial condition, results of operations and cash flows. In addition, a number of legislative and regulatory proposals currently under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various other aspects of the Internet, including, but not limited to, on-line content, user privacy, taxation, access charges, liability or third-party activities and jurisdiction. Moreover, it is uncertain how existing laws relating to these issues will be applied to the Internet. The adoption of new laws or the application of existing laws could decrease the growth in the use of the Internet, which could in turn decrease the demand for our products and services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition, results of operations and cash flows.

                       eZ BANCORP AND eZCOMMUNITYBANK.COM

         eZ Bancorp was incorporated under the laws of the State of Michigan on November 7, 2000, to operate as a bank holding company. We have also filed an application with the Board of Governors of the Federal Reserve System ("Federal Reserve Board") for approval to become a bank holding company pursuant to the Bank Holding Company Act of 1956, and to purchase all of the capital stock to be issued by eZCommunityBank.com. We also filed an application for insurance of eZCommunityBank.com's deposits with the Federal Deposit Insurance Corporation ("FDIC").

         The Michigan Office of Financial and Insurance Services Division of Financial Institutions ("DFI") issued approval on September 7, 2000 to organize eZCommunityBank.com. The application contemplates the sale of all of the shares of eZCommunityBank.com's common stock to eZ Bancorp for an aggregate price of at least $19,758,750. If we raise more than $19,758,750 in net proceeds in this offering, we may purchase additional shares of common stock of
eZCommunityBank.com, or otherwise contribute such additional proceeds to eZCommunityBank.com, or retain a portion of the additional proceeds in eZ Bancorp. See "Use of Proceeds."

         We currently anticipate that eZCommunityBank.com will open in the second quarter of 2001. Our ability to meet the targeted opening date depends upon a number of factors which may be beyond our control, including the timely completion of this offering, approval by the bank regulatory agencies, and final development of eZCommunityBank.com's facility, implementation of data processing capabilities and development of the Web site. Any delay in the commencement of operations could increase the estimated pre-opening expenses of eZCommunityBank.com.

         Neither eZ Bancorp nor eZCommunityBank.com has commenced operations and neither will do so unless the minimum number of shares are sold and eZCommunityBank.com meets the conditions of the DFI to receive its certificate of authority to commence the business of banking and, of the FDIC to receive deposit insurance. eZ Bancorp also must obtain approval from the Federal Reserve Board to become a bank holding company.

                                  THE OFFERING
GENERAL

         We are offering for sale a minimum of 2,250,000 and a maximum of 2,750,000 shares of common stock at a price of $10.00 per share. No shares will be sold unless we receive acceptable subscriptions for a minimum of 2,250,000 shares.

         Investors must subscribe to purchase a minimum of 500 shares (for a minimum investment of $5,000), up to a maximum of 56,250 shares, or 2.5% of the total number of shares sold at the minimum of the offering, subject to our right to permit smaller or larger subscriptions in our discretion. The purchase of 5.0% or more of the common stock may require the subscriber to provide certain information to, or seek the prior approval of, the Federal Reserve Board. We will not be required to issue shares of common stock to any person who, in our opinion, would be required to obtain prior clearance or approval from the Federal Reserve Board for authority to own or control such shares. We reserve the right to reduce or reject, in whole or in part, any subscription which would require prior regulatory application or approval if such approval has not been obtained prior to the termination date of the offering.

         We expect that directors and officers of eZ Bancorp and eZCommunityBank.com will purchase $4,200,000 of the common stock, or approximately 19% of the shares if the minimum number of shares are sold, or 15% of the shares if the maximum number of shares are sold.

         We must receive subscriptions to purchase shares no later than ___:___ p.m., eastern time, on __________, 2001, unless we elect to terminate or extend the offering. We reserve the right to terminate the offering at any time prior to __________, 200_, or to extend the expiration date until ___________, 2001, without notice to subscribers. However, we will not extend the offering beyond __________, 2001. Because of the time period required to put in place eZCommunityBank.com's Web-based and data-processing dependent infrastructure, there may be a period of up to 90 days from the time the offering is completed until eZCommunityBank.com opens for business. Our common stock will not trade until we receive our final approvals and commence our operations. You will not have the use of your money during this period and will not be able to sell the shares for which you have subscribed and will purchase.

METHOD OF SUBSCRIPTION

         If you wish to purchase shares, you must complete and sign the Subscription Agreement accompanying this Prospectus and deliver the completed Subscription Agreement to the eZ Bancorp Stock Information Center, ____________________, ___________, ____________, ________, prior to the termination date of the offering, together with payment in full of the subscription price for all shares subscribed. Such payment must be by check or bank draft drawn upon a U.S. bank, payable to "_________________, Escrow Agent for eZ Bancorp, Inc." If you wish to wire funds for your purchase, you may call the Stock Information Center at (___) ___-____ to obtain wiring instructions. If paying by uncertified personal check, you should allow at least five business days prior to the termination date for the funds to clear. We will deposit all funds in the eZ Bancorp escrow account. Tucker Anthony clients who wish to purchase shares through Tucker Anthony should contact Tucker Anthony for instructions on how to purchase shares.

         THE FULL SUBSCRIPTION PRICE FOR THE SHARES SUBSCRIBED FOR MUST BE INCLUDED WITH THE SUBSCRIPTION AGREEMENT. FAILURE TO INCLUDE THE FULL SUBSCRIPTION PRICE WITH THE SUBSCRIPTION AGREEMENT MAY CAUSE US TO REJECT THE SUBSCRIPTION AGREEMENT.

         We recommend that you send your Subscription Agreement and payment by registered mail, return receipt requested. When using the U.S. Postal Service, please allow a sufficient number of days for delivery and clearance of payment prior to the termination date of the offering. Late delivery will not be accepted, unless we determine otherwise.

ESCROW ACCOUNT; RETURN OF FUNDS UPON FAILURE TO COMPLETE THE OFFERING OR UPON LIQUIDATION

         We established an escrow account at ______________, ____________, __________, for deposit of all subscription funds. Subscription funds may be invested temporarily in bank accounts, short-term certificates of deposit or short-term securities issued or guaranteed by the United States government. The funds in the escrow account will not be released until eZCommunityBank.com receives preliminary regulatory approvals from the Michigan DFI and the FDIC, eZ Bancorp receives approval from the Federal Reserve Board to become a bank holding company, and we accept subscriptions for at least 2,250,000 shares.

         If the offering is not completed because the minimum number of shares is not subscribed for, all preliminary regulatory approvals are not received, we are unable to commence operations or otherwise, all subscription funds will be returned to investors, without interest or deduction, except as provided below.

         However, we have the right to break escrow, receive the funds in the escrow account and issue shares of our common stock to subscribers at any time after we receive acceptable subscriptions for 2,250,000 shares, approval from the Federal Reserve Board for eZ Bancorp to become a bank holding company, and the preliminary approval of the Michigan DFI and the FDIC. Such preliminary approval does not authorize eZCommunityBank.com to open for business. That authority will not be granted until we obtain final approval for insurance of eZCommunityBank.com's deposits by the FDIC, and satisfy any other conditions imposed by the Michigan DFI and the FDIC. We cannot guarantee that eZCommunityBank.com will receive final approval to commence business from all applicable regulatory agencies. If we elect to break escrow prior to eZCommunityBank.com receiving final approvals to commence business, but such approvals are not ultimately obtained, your funds will be irrevocably invested in the common stock. However, we would not be able to implement our plan to own and operate a newly formed bank. In that event, we would likely begin liquidation proceedings and distribute investor funds, without interest, as soon as possible after completion of those proceedings.

     The amounts distributed in liquidation to investors may be substantially less than the amount they paid for their shares of stock. However, officers and directors who have loaned funds for certain expenses would likely be repaid in full prior to any distribution to stockholders. In addition, Tucker Anthony will have received its commissions. Also, all other expenses incurred would be paid prior to distributions to stockholders. We cannot estimate what the amount of liquidation proceeds would be.

     Whether or not the offering is completed, all interest earned on funds held in escrow will be retained by eZ Bancorp. By submitting a subscription, you will forego interest you otherwise could have earned on the funds for the period during which your funds are held in escrow.

ACCEPTANCE AND REFUNDING OF SUBSCRIPTIONS

     Although subscribers may not revoke their subscriptions, Subscription Agreements are not binding on us until we accept them. We reserve the right to reject, in our sole discretion, any Subscription Agreement or to allot a smaller number of shares than the number for which a person has subscribed. In determining the number of shares to allot to each subscriber in the event the offering is oversubscribed, we may take into account the order in which subscriptions were received, a subscriber's potential to do business with, or to direct customers to eZCommunityBank.com, and our desire to have a broad distribution of stock ownership, as well as legal or regulatory restrictions.

     If we reject all or a portion of any subscription, the escrow agent will promptly refund to the subscriber the amount submitted with the Subscription Agreement, without interest or deduction. If for any reason the offering is not completed, all subscription funds will be promptly refunded to subscribers without interest or deduction. After all refunds have been made, the escrow agent, eZ Bancorp, eZCommunityBank.com and their respective directors, officers, and agents will have no further liabilities to subscribers.

     Certificates representing shares duly subscribed and paid for will be issued by eZ Bancorp as soon as practicable after funds are released to eZ Bancorp by the escrow agent.

LIMITED MARKET FOR SHARES

     Except for shares held by eZ Bancorp's directors and certain officers, the shares will be freely transferable immediately upon issuance and will not be subject to any transfer restrictions. We have issued only 60 shares of common stock in connection with our organization. Consequently, there is no established market for the common stock. We have applied to have our common stock listed on The Nasdaq SmallCap Market under the symbol "____." For initial and continued inclusion for listing on Nasdaq, we must have three active and registered market makers. Tucker Anthony has advised the Company that it will act as market maker for the common stock, but is not obligated to do so. In addition, Tucker Anthony will seek to encourage and assist at least two other market makers to make a market in the common stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. It is impossible to ascertain whether a second or third market maker will make a market in the common stock. There can be no assurance that the common stock will in fact be listed on The Nasdaq SmallCap Stock Market or that it will trade on The Nasdaq SmallCap Market. The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within our control. Accordingly, the number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, investors in the common stock could have difficulty disposing of their shares and should not view the common stock as a short-term investment. Accordingly, there can be no assurance that an active and liquid trading market for the common stock will develop or that, if developed, it will continue, nor is there any assurance that persons purchasing shares of common stock will be able to sell them at or above the offering price.

PLAN OF DISTRIBUTION AND MARKETING AGENT

     We have engaged Tucker Anthony to act as our managing underwriter on a best efforts basis in the offering and selling of the common stock to be sold in this offering. Tucker Anthony has no obligation to purchase any shares of common stock not sold in the offering or to invest the additional funds in shares of common stock, as discussed below. Tucker Anthony will receive a commission equal to 7.0% of the gross proceeds of the offering exclusive of funds invested by insiders and their affiliates (subject to a ceiling of 30% of the total offering). Tucker Anthony has received an advisory fee of $50,000, the amount of which will be credited against the commission payable to Tucker Anthony. Tucker Anthony may also organize and manage a syndicate of selected broker-dealers if it deems appropriate. The commissions to be paid to any such selected broker-dealers will be at a rate to be determined by Tucker Anthony. Fees paid to Tucker Anthony and to any broker-dealer may be deemed to be underwriting fees, and Tucker Anthony and such broker-dealers may be deemed to be underwriters. Tucker Anthony will also be reimbursed for its expenses incurred in connection with the offering, including legal fees, in an amount not to exceed $75,000. We have agreed to indemnify Tucker Anthony for reasonable cost and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended.

     During the three year period subsequent to the closing of the offering (assuming it is successful) Tucker Anthony will have the option, but not the obligation, to invest an amount equal to 2% of the amount raised in the offering in common stock (in a form to be determined by agreement between Tucker Anthony and eZ Bancorp) of eZ Bancorp on the same terms as provided for in this offering.

                                 USE OF PROCEEDS

     The proceeds to eZ Bancorp from the sale of the shares will be $22,500,000 if the minimum number of shares are sold, and $27,500,000 if the maximum number of shares are sold, before deducting expenses (including discounts and commissions paid to Tucker Anthony) of the offering, which are estimated at $1,450,250 if the minimum number of shares are sold and $1,800,250 if the maximum number of shares are sold.

     We will use $19,758,750 of the net proceeds of the offering to purchase all of the common stock of eZCommunityBank.com. We will pay all of the organizational and offering expenses and certain operating costs of eZ Bancorp from the proceeds of the offering, including principal and interest on funds advanced by the organizers, in an estimated aggregate amount of $2,741,250 if the minimum number of shares are sold and $3,091,250 if the maximum number of shares are sold (including $350,000 in commissions paid to Tucker Anthony on the $5,000,000 in additional capital, if the maximum number of shares are sold). The balance of the proceeds, $4,650,000 if the maximum number of shares are sold, will be retained by eZ Bancorp for general corporate purposes. If more than $22,500,000 of proceeds is raised in the offering, we may contribute all or a portion of the additional funds to eZCommunityBank.com and retain a portion of the additional proceeds in eZ Bancorp for general corporate purposes. It is possible that we could be required to contribute more to the capital of eZCommunityBank.com than the amount currently anticipated as a condition to the approval of eZCommunityBank.com's charter.

     eZCommunityBank.com will apply the proceeds from the sale of its capital stock to eZ Bancorp to furnish and equip eZCommunityBank.com's premises at an estimated cost of $375,000. The balance of the proceeds, estimated at $19,383,750 will be used to provide working capital and for general corporate purposes (including the investment of all or a portion of the working capital funds in interest-bearing certificates of deposit or other deposits with an FDIC-insured bank or other types of securities, such as government bonds and whole loans). Certain preopening costs, organizational and offering costs, and expenses for furnishing and equipping eZCommunityBank.com's premises and offices may be paid initially through organizer advances, and eZ Bancorp will repay the organizer advances.

     As the six organizers of eZ Bancorp and eZCommunityBank.com, we have made loans, totaling $398,000 as of November 7, 2000, to fund certain organizational and prepaid operating expenses until we can raise funds in this offering. We expect to loan up to an additional $613,000 between November 8, 2000 and December 31, 2000.

We will repay these loans only from the proceeds of this offering. We will pay interest of prime plus 2% per annum on the amount of any loaned funds.

     The following table reflects the anticipated allocation of the net proceeds of the offering, after deducting estimated expenses of the offering.

                                                         Minimum            % of           Maximum           % of
                                                          Amount        Proceeds (4)        Amount       Proceeds (4)
                                                          ------        ------------        ------       ------------
eZ BANCORP:
Net Offering Proceeds............................      $21,049,750          100.0%        25,699,750         100.0%
Purchase of Stock of
   Bank/Capital Contributions(1).................       19,758,750           93.9         19,758,750          76.9
Pre-opening expenses:
   Salary and Benefits...........................          560,000            2.6            560,000           2.2
   Other Operating Costs.........................          691,000            3.3            691,000           2.7
   Interest on Organizer Advances(2).............           40,000            0.2             40,000           0.1
                                                     -----------------                  ---------------
Total Pre-opening expenses(3)....................        1,291,000            6.1          1,291,000           5.0
Working Capital..................................                0            0.0          4,650,000          18.1
eZCOMMUNITYBANK.COM:
Proceeds of Capital
   Contributions by eZ Bancorp...................       19,758,750          100.0%        19,758,750         100.0%
Organization Costs(3)............................                0            0.0                0.0           0.0
Premises and Equipment...........................          375,000            1.9            375,000           1.9
Prepaid Operating Expenses(3)....................                0            0.0                0.0           0.0
Working Capital..................................       19,383,750           98.1         19,383,750          98.1

-----------
(1) eZ Bancorp reserves the right to not contribute to eZCommunityBank.com any portion of the proceeds of the offering in excess of $19,758,750.
(2) Represents interest at rate of prime plus 2.0% per annum on amounts actually advanced. We assume that all organizers will elect to have the principal amount of their advances repaid in cash. See "Certain Transactions."
(3) Certain eZCommunityBank.com organizational costs and prepaid operating expenses are included in the total pre-opening expenses of eZ Bancorp. The investment of eZ Bancorp into eZCommunityBank.com will be increased to the extent that those costs and expenses are paid for by eZCommunityBank.com.
(4) Percent of proceeds, in the case of eZCommunityBank.com, is calculated on the basis of percent of proceeds contributed to eZCommunityBank.com by eZ Bancorp.

                                 CAPITALIZATION

         The following table shows the pro forma consolidated capitalization of eZ Bancorp at November 7, 2000 after giving effect to (i) the sale of 2,250,000 shares at the minimum and (ii) the sale of 2,750,000 shares at the maximum, at a price of $10.00 per share, less estimated expenses of $1,450,250 at the minimum and $1,800,250 at the maximum.

                                                                         Minimum Number           Maximum Number
Stockholders' equity (deficit):                        Actual           Of Shares Sold            Of Shares Sold
------------------------------                         ------           ---------------           --------------
Common Stock,  9,000,000 shares  authorized;
  2,250,000  shares  outstanding (if minimum
  number of shares is sold) and 2,750,000 shares
  outstanding (if maximum number of
  shares is sold)............................     $      300             $     22,800                 $ 27,800
Preferred Stock, 1,000,000 shares authorized;
   no shares outstanding.....................            --                         0                        0
Additional paid-in capital...................            --                21,027,250               25,672,250
Deficit accumulated during the
   organization period.......................       (488,223) (1)            (488,223)                (488,223)
                                                    -------------        ------------            -------------
Total stockholders' equity (deficit).........       (487,923) (1)          20,561,827               25,211,827
Net tangible book value per share............            --                      9.14                     9.17

----------
(1) Deficit accumulated during the organization period represents expenses incurred through November 7, 2000.


                                 DIVIDEND POLICY

         We expect that eZ Bancorp will initially retain earnings, if any, to provide more funds to operate and expand our business. Therefore, we have no plans to pay any cash dividends for at least the first three years of our operations, and currently have no plans to pay any cash dividends thereafter. If we decide to pay dividends in the future, our ability to do so will depend on the ability of eZCommunityBank.com to pay dividends to eZ Bancorp. eZCommunityBank.com cannot pay dividends to eZ Bancorp unless it complies with certain regulatory requirements regarding the payment of dividends. See "Supervision and Regulation." In addition, we would consider a number of other factors, including our earnings prospects, financial condition, and cash needs before deciding to pay dividends. If you are looking for an investment that pays dividends, you should not invest in this offering.

                         PROPOSED BUSINESS OF eZ BANCORP

         eZ Bancorp has filed an application to become a bank holding company with the Federal Reserve Board. We know of no reason why the approval from the Federal Reserve Board would not be received, but we cannot predict when such approval will be received, or if the Federal Reserve Board will impose any conditions on its approval.

         Our principal asset will be our investment in all of the issued and outstanding capital stock of eZCommunityBank.com. Currently, our principal business will be retail banking, through our banking subsidiary primarily through the use of the Internet, as described below. With the prior approval of the Federal Reserve Board, we could engage in non-banking activities closely related to the business of banking. For example, with such approval, we could make and service loans through a consumer finance subsidiary, or provide other types of commercial financing. Further, the Federal Reserve Board allows bank holding companies to give investment or financial advice, lease personal or real property, provide data processing and courier services, or invest in small business investment companies, among other permissible activities. If a favorable opportunity is presented, such activities may be considered, however, additional opportunities are not being pursued at this time .

         The board of directors enhances our ability to establish eZCommunityBank.com successfully and compete in our highly competitive market. Five of our directors have banking and finance experience. In addition, some of our directors have significant relationships in the communities where we anticipate eZCommunityBank.com will focus its marketing efforts initially, giving the Bank a competitive advantage over Internet banks that operate at a national level. The development of local partnerships will further add to the community appeal of eZCommunityBank.com.

                    PROPOSED BUSINESS OF eZCOMMUNITYBANK.COM

         As of the date of this Prospectus, eZCommunityBank.com has not been authorized to conduct banking business and has not engaged in any operations. The issuance of a charter by the Michigan DFI and approval of deposit insurance by the FDIC will be dependent upon compliance with certain conditions and procedures, including the sale of the minimum amount of eZ Bancorp common stock, the sale of eZCommunityBank.com's stock to eZ Bancorp, the completion of eZCommunityBank.com's premises, the purchase of certain fidelity and other insurance, the hiring of staff, the installation and implementation of certain operating systems and software and the adoption of certain operating procedures and policies. When these conditions are satisfied, eZCommunityBank.com will open for business with its headquarters in the Grand Rapids, Michigan area.

         eZCommunityBank.com will offer our customers traditional banking services using the Internet as our primary delivery channel. In addition to the Internet, our customers will be able to conduct their banking through various other channels including ATMs, debit cards, checks, wire transfer, direct deposit, mail or through a call center. We believe our customers will welcome the convenience of 24-hour banking. We also believe our cost of operations will be significantly lower than banks using the brick and mortar approach. Our efficient operations will enable us to offer our products and services at attractive pricing. We also plan to position eZCommunityBank.com as a local community bank in our targeted market areas. We plan to be an active participant in our targeted markets. We are committed to providing quality banking services through eZCommunityBank.com and our partnerships.

         The Internet will be our primary delivery channel. Customers will connect to our global Web page, enter their account number and upon verification, be connected to their local Web page where they will be able to conduct their banking. Our software will enable such services as making and transferring deposits, including demand deposits, opening certificates of deposit, and bill payment. The customer, through our partners, will also have access to financial products including loans, insurance, securities and other financial products. Additionally, links will be available to local business services and events as well as general information, including the local weather and stock market quotes.

         eZCommunityBank.com will accept checking and savings deposits, and offer a wide range of other financial services including bill payment services, ATM and debit cards, overdraft protection and access to lending products and services through third party providers, all through the Internet. Net proceeds from the initial stock offering, after the payment of certain start up and organizational expenses and the sale of deposit products, will be used to purchase one-to four-family residential mortgage loans, mortgage-backed securities and government securities. Whole loan purchases will consist of Freddie Mac and/or Fannie Mae conforming or jumbo one-to four-family mortgages, net of servicing. Mortgage-backed securities will be backed by agencies such as the Federal Home Loan Mortgage Corporation. In addition, in order to maintain the required level of liquidity, the Bank will purchase obligations of the United States government, high quality corporate securities and Fed Funds.

         Initially, the Bank will be required to have a high level of capital relative to assets because it is an Internet bank. This is due to the significant startup costs necessary to begin operations as an Internet bank, and due to the high level of asset growth projected by the Bank. This high level of capital will adversely impact return on equity initially. However, as the Bank's assets grow and capital is better leveraged it is currently expected that returns on equity will improve. The Bank's income will be derived primarily from the spread between interest income on investments, mortgage-backed securities and whole loans purchased and interest expense on deposits. Income will also be derived to a lesser extent from other income, such as fee income and income from revenue sharing generated from our Internet business partnerships. While this spread will be less than traditional banks, it is anticipated that overhead costs will also be less than traditional banks. Management believes that the Bank can increase its deposits and customer base more efficiently and cost effectively than traditional banks because of the lower incremental cost of growth. As the Bank grows, we anticipate that overhead costs relative to total revenue will decline.

     The target consumers we plan to attract will find eZCommunityBank.com an easy-to-use alternative to traditional banking. We will focus on offering financial product and service information, online account fulfillment requests, financial account transaction capabilities, and bill payment, and provide links to other community businesses and services.

     As an Internet bank, customer service and the actual Web site are important elements to eZCommunityBank.com. As consumers enter the Bank's Web site, they will experience a local "community bank" feeling, as each select market will have a specially designed Web page for their community. The site will be easy to navigate, highly organized, provide a menu of the products and services available, and an overall sense that the consumer can connect simultaneously with their bank and their community daily. The Bank will provide customer service through various forms of telephone and Internet sources, including a fully staffed customer service center, email contact, and telephone and instant-chat customer support options.

     Initially, the Bank will focus its marketing efforts in the Southeastern Michigan and Grand Rapids markets - two of the largest metropolitan areas in our geographic boundaries. The Bank's marketing strategy is to advertise, using traditional forms of advertising in these select markets, to a highly targeted consumer group who we believe will welcome the opportunity to conduct their banking over the Internet. We will use strategically placed radio spots and outdoor billboards to build brand identity and capture our target market, complemented with direct mail campaigns and local newspaper ads. By marketing at the local level and providing products and services that are attractively priced and conveniently delivered, management anticipates positioning eZCommunityBank.com as a superior alternative to the regional and super-regional banks that have acquired our target market's local banking institutions, as well as the pure national Internet banks.

DESCRIPTION OF PROPOSED SERVICES

     eZCommunityBank.com will offer deposit products such as checking, savings, money market and certificates of deposit through the Internet. It will also offer a wide range of related financial services such as bill payment services, ATM and debit cards, and overdraft protection.

     eZCommunityBank.com will further emphasize convenience and quality service by acting as a single source for financial services by also offering a full range of other financial services to attract and retain customers. These products and services may include home mortgages, equity lines of credit, consumer loans, credit cards, securities brokerage, insurance products and other financial services. Through third party relationships, customers will be provided an opportunity to obtain such financial and insurance products by linking the Bank's Web site and the appropriate third party's Web site. Management has identified strategic partners, and will attempt to establish a comprehensive menu of financial services that can be delivered through the Internet.

BANK LOCATION, MARKET AREA AND TARGET MARKET

     Our headquarters will be located in the Grand Rapids, Michigan area, but our primary service area will focus on nine primary service areas in Michigan, which include areas of Berrien (Benton Harbor area); Lenawee, Livingston and Washtenaw (Ann Arbor area); Lapeer, Macomb, Monroe, Oakland, St. Clair and Wayne (Southeastern Michigan in the Detroit standard metropolitan statistical area); Geneese (Flint area); Allegan, Kent, Muskegon, Ottowa (Grand Rapids area); Jackson (Jackson area); Calhoun, Kalamazoo, Van Buren (Kalamazoo-Battle Creek area); Bay, Midland and Saginaw (Saginaw-Bay-Midland area); and Grand Traverse (Grand Traverse area) counties in Michigan. Although our geographic boundaries span these nine primary service areas, we intend to initially center our marketing efforts in the Southeastern Michigan and Grand Rapids markets. Customer relationships are expected to be made across the state and country because the Bank will operate primarily over the Internet. However, because of certain non-compete agreements, we will not do business or accept deposits from persons residing in Ingham, Clinton or Eaton Counties in Michigan, prior to July 2002.

     We will also market to a specific population within these targeted areas. The consumer demographics in these areas mirror those of Internet users who have the propensity to bank online and are seeking convenience in their hectic lifestyles. These areas also have the largest population who meet our demographic profile, which includes consumers between the ages of 25 and 44 who have a college degree, household incomes of $50,000 or more, use computers 20 hours or more per month and are ATM users. Population trends for our market area continue to be steady. With 9.8 million people residing in Michigan, 7.7 million, or 79%, of the population lives within our target market area. Of this 79%, 2.5 million, or 34%, of the people meet our specific demographic profile. The Michigan Department of Management and Budget projects steady growth in our target market area throughout 2020. Our entire market area, except for Grand Traverse County, are metropolitan areas in the southern lower peninsula of Michigan, which accounts for 90% of Michigan's total population. The majority of deposits in Michigan are also in this market area.

         Our market area has a diversified economy, and is attracting new business. Michigan is the leader in motor vehicle production in the United States. The information technology industry is also a growing force in Michigan, and as a result ranks fifth in software services employment. Virtually every community in Michigan is linked through its technologically advanced telecommunications infrastructure. Employment has also risen by 1.2% over the last year.

         Our philosophy of personal service through the Internet and community banking form the basis for eZCommunityBank.com's business development strategy. We expect to establish eZCommunityBank.com's initial customer base by capitalizing upon the strategic relationships our directors and officers develop in our market areas, and through partnerships and alliances with statewide and community businesses. We believe our partnerships will build and promote goodwill in our communities, raise our brand awareness in the marketplace, and gain collaborative marketing value. We will provide links on our Web site to our business partners as well as collaborate on our marketing efforts. In addition, we will target a highly specialized consumer base with an intense advertising campaign, which includes radio, outdoor billboards, direct mail, newspapers and eZCommunityBank.com's Web site.

ASSET MANAGEMENT

         The Bank's asset deployment will primarily be the purchase of short to medium term government securities, mortgage-backed securities and Freddie Mac and/or Fannie Mae conforming and jumbo one- to four-family whole loan purchases, with servicing retained by the seller. Characteristics of such investments will be carefully monitored to assure a reasonable match to the Bank's liability characteristics for purpose of managing interest rate risk while maintaining a positive interest rate spread.

         We will purchase short to medium term government securities primarily for liquidity purposes as well as to manage the Bank's interest rate risk. It is anticipated these securities will be designated as available-for-sale.

         We will purchase mortgage-backed securities as an intermediate term approach to manage interest rate risk. The Bank anticipates that these investments will also be designated as available-for-sale.

         Freddie Mac and/or Fannie Mae conforming and jumbo one- to four-family whole loans will be purchased to complement the Bank's investment portfolio with higher yielding and longer term maturities. These instruments will be purchased with servicing retained by the seller and will be evaluated on credit quality, prospective pre-payments and market yield. It is anticipated the entire loan portfolio will be designated as held for investment.

SOFTWARE

         eZCommunityBank.com's data processing will be performed at the Fiserv Arlington Heights, Illinois service bureau. eZCommunityBank.com will use the Fiserv Direct Banking product. Fiserv's Direct Banking Product Solution provides the banking expertise, virtual banking technology, multichannel support and a servicing infrastructure that handles everything from account processing, back office servicing and new account fulfillment. The Direct Banking Product also offers a wide array of electronic delivery channel options including Internet Banking, telephone banking, ATM/POS/debit processing, as well as brokerage and insurance processing. The Direct Bank Solution connects eZCommunityBank.com and its customers through multiple delivery channels enabling customers to quickly and confidently execute real-time financial transactions 24 hours a day, 365 days a year from any location in the world.

         The software eZCommunityBank.com will use is the Fiserv Comprehensive Banking System (CBS). CBS is a total automation platform, which will assist eZCommunityBank.com in communicating with its customers, and managing its accounts, products and services, call center, back office operations and its organization as a whole. Fiserv provides the software package to handle these needs. The CBS products contain a series of integrated component application subsystems, including a system-wide common file for defining all processing parameters. The CBS system was designed so data access is customer-name oriented rather than account number driven, real time file updates guarantee that data is accurate and current and the system's open architecture facilitates the integration of third party applications into the customer database.

         Utilizing the Fiserv products, the Internet banking services of eZCommunityBank.com will include checking, savings, certificates of deposit accounts, electronic bill payment services, account reconciliation services and ATM/POS/debit card processing, all fully integrated and in real time.

SECURITY AND DISASTER RECOVERY PLAN

         If eZCommunityBank.com experiences a disaster, it has the ability to access the Fiserv Arlington Heights Service Bureau in a matter of minutes from any PC with a modem. eZCommunityBank.com intends to have available remote sites for such access should it become necessary. eZCommunityBank.com's recovery plan incorporates Arlington Heights Service Bureau Disaster Recovery Plan, which is designed to reinstall essential processing within 48 hours after a disaster. The Disaster Recovery Plan includes, among other procedures, disaster prevention measures which incorporate personnel training, segregated duties and tight security measures. Extensive testing has been done on the system, and the plan is tested at a frequency of not less than once per year. The Recovery Plan incorporates many levels of security checks. The Arlington Heights Service Bureau segregates duties of its employees to ensure that individuals are not performing incompatible functions. Next, access to the data processing facilities is restricted to security cardholders, and is monitored by an outside security company. The computer facilities are protected by heat, smoke, fire and water sensors. An interrupted power system utilizing batteries permits continued operations for a limited time to avoid short, intermittent power failures. In the event of a complete outage, a standby diesel generator allows processing to continue indefinitely. In the event that the service center is destroyed, a similarly configured disaster recovery data center will be used as a backup site. Arlington Heights will monitor, staff and control the processing center 24 hours per day. Arlington Heights has also installed a backbone telecommunications network via high-speed fiber optics. This configuration allows traffic to be redirected to the alternative hot site. Additionally, Arlington Heights has two points of presence on the Internet, providing a back up if one connection fails. Arlington Heights has established retention schedules for all production files; which include data and program files as well as system software. They also use control backup files that are kept off-site at a commercial storage facility to aid in data restoration in the event of a disaster.

         INTERNET HOME BANKING AND BILL PAYMENT SECURITY. The concept of Internet banking must allow customers to access their accounts at any time from anywhere in the world, while maintaining a secured method of conducting business. The focus of eZCommunityBank.com's security measures is on three elements of a typical transaction or interaction with a customer's accounts. These three elements are (i) data source security, (ii) data transmission security, and (iii) account protection security.

         (i) DATA SOURCE SECURITY. At no time does anyone have access to Fiserv CBS's database or processing system via the Internet. Fiserv uses the Fiserv Connect 3 and Fiserv NetBanc products for the Internet connectivity and the firewalls and servers. The multiple firewalls stop all incoming requests and prevent an outside user access to any other servers. Thus, someone attempting to gain access to the source data cannot access this data. Effectively they are stopped at the point of contact. Additionally, a third party firm randomly conducts an ongoing audit process to test the security.

         (ii) TRANSMISSION PROTECTION. Fiserv Connect 3 Server is the method that enables eZCommunityBank.com to connect its customers through the Internet to their accounts and bank services using the Fiserv NetBanc product. NetBanc provides secure transmission, a trusted operating system, advanced encryption technology, and multiple firewalls. These security standards surpass even the rigorous requirements of the U.S. Department of Defense. Additionally, a third party firm randomly conducts an ongoing audit process designed to test the security.

         (iii) ACCOUNT PROTECTION. Fiserv will utilize standard bank security measures in terms of setup and maintenance of account and password data. No customer can access his or her account via the Internet home banking and bill payment service unless they specifically sign up for the service through eZCommunityBank.com. A customer will have to enter a nine-digit account number and a six-digit password to access these services. To eliminate possible unauthorized downloads, the user identification and passwords will not be stored on the Internet servers.

COMPETITION

         Our primary competition will come from traditional banking institutions operating in the Michigan markets, traditional banking institutions with Internet banking capabilities and other Internet banks. Many of our competitors can finance national advertising campaigns, maintain extensive technology investments, and offer certain services, such as commercial accounts which we cannot or will not offer initially. Also, larger institutions have substantially higher lending limits than eZCommunityBank.com will have. Some of our competitors have other advantages, such as tax exemption in the case of credit unions, and lesser regulation in the case of mortgage companies and finance companies.

         Although there are currently a limited number of banks that conduct business entirely through the Internet, we expect competition to intensify in the future. However, one of our strategies is to market to the consumer who as a result of consolidations in the financial industry, feels disenfranchised and overcharged after losing their local community bank.

         Competition from non-depository institutions in our target market area includes financial planners, investment advisors, mortgage companies and numerous insurance agencies. As more nondepository services are offered online through major firms like Merrill Lynch, E-Trade, E-Loan, TD Waterhouse, Ameritrade, DLJ Direct, Mortgage.com, AllState, Quicken Insurance and Northwestern Mutual, we expect the competition to unfold at the same pace. However, because our marketing strategies focus on internet-savvy consumers, attracted to a community emphasis, we have targeted a select niche in Michigan. Therefore, we do not expect significant competition from nondepository institutions.

EMPLOYEES

         We anticipate that eZ Bancorp and eZCommunityBank.com will initially employ approximately seven people, including the six executive officers of eZ Bancorp and eZCommunityBank.com. We do not currently expect to add more employees during the first year of our operations.

PROPERTIES

         eZ Bancorp entered into a lease as of ____________, 200_ for _______ square feet of space, including _________________, at _______________ located at _________________ in Grand Rapids, Michigan. Our offices will be located there, and we believe this property will be suitable for supporting our operations as an Internet-based community bank, and will be adequate to support those operations for the foreseeable future. The lease term began as of _______________, 200_, and runs for ______ years. eZ Bancorp has the option to extend the term of the lease for ____________ renewal term. During the first year of the lease term, eZ Bancorp will pay monthly rent of $_____________. During the second year of the lease term, eZ Bancorp will pay monthly rent of $_____________. In addition, eZ Bancorp will pay its share of taxes, operating costs and merchants association dues. If all regulatory approvals to begin banking operations are not obtained within _______ days after the execution of the lease, then either eZ Bancorp or the landlord can terminate the lease.

                         MANAGEMENT'S PLAN OF OPERATION
GENERAL

         As of the date of this Prospectus, neither eZ Bancorp nor eZCommunityBank.com has commenced operations or engaged in any activities except those related to the organization and capitalization of eZ Bancorp and eZCommunityBank.com. These limited activities have been financed by advances by the six organizers of eZ Bancorp in the amount of $398,000, plus accrued interest of $19,000 as of November 7, 2000. We expect these and additional organizer advances to be sufficient to meet our needs until the offering is completed. See "Certain Transactions."

         Because of the time period required to put in place eZCommunityBank.com's Web-based and data-processing dependent infrastructure, there may be a period of up to 90 days from the time the offering is completed until eZCommunityBank.com opens for business. Once eZCommunityBank.com opens for business, which we currently expect in the second quarter of 2001, we will begin the banking operations described in this Prospectus under the caption "Proposed Business of eZCommunityBank.com." We expect that eZCommunityBank.com will incur approximately $175,000 in expenses in leasehold improvements for office space and for furniture, fixtures and equipment for those offices. We will contract with an outside vendor for eZCommunityBank.com's data processing. We anticipate a one-time capital expenditure of $200,000, and annual costs in our first year of operations of approximately $365,000 for data processing services.

         We believe that the proceeds of the offering ($22,500,000 if the minimum number of shares are sold, and $27,500,000 if the maximum number of shares are sold), will be sufficient to fund the expenses of establishing and opening eZCommunityBank.com, and eZCommunityBank.com's and eZ Bancorp's operations for at least three years after the offering. We do not currently anticipate a need to raise additional capital during that period. See "Use of Proceeds."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     It is expected that the membership of our board of directors will consist of a minimum of six and a maximum of ten directors. The current board consists of seven directors. Additional directors may be recruited from the markets eZCommunityBank.com serves that have significant business, banking or Internet related experience, or on the basis of individual contributions that can be made to the board and the overall success of the eZ Bancorp. Directors will be divided into three classes, as nearly equal in number as possible, with approximately one-third of the directors elected each year. The initial classes and terms of the current directors are noted below. None of the directors or executive officers of eZ Bancorp or eZCommunityBank.com have been the subject of legal proceedings or other events over the last five years which would be material to an evaluation of the ability or the integrity of the individual to serve in that capacity.

     The following are the current members of the board of directors:

     ROBERT H. BECKER, Age 65, Chairman of the Board of Directors. From 1987 to 1999, Mr. Becker was President and Chief Executive Officer of CFSB Bancorp, Inc. and its sole subsidiary, Community First Bank, a state-chartered savings bank headquartered in Lansing, Michigan until the companies were acquired by Old Kent Financial Corporation in 1999. CFSB Bancorp, Inc. was a publicly traded thrift holding company with approximately $900 million in assets. Mr. Becker began his banking career in 1957, and from 1976 to 1987, he served as President and Chief Executive Officer of MetroBanc located in Grand Rapids, Michigan. Mr. Becker was a Director of the Federal Home Loan Bank of Indianapolis and was a past Chairman of the Michigan League of Community Banks. Mr. Becker will be a member of Class A, and will serve an initial three year term.

     JOHN W. ABBOTT, Director. Mr. Abbott's biography appears below. Mr. Abbott will be a member of Class A, and will serve an initial three year term.

     THOMAS M. DIBLE, Age 50, Director. Mr. Dible is President of Dible Builders, Inc. a residential and commercial real estate development and building company he established in 1984. The company is located in Grand Ledge, Michigan. Mr. Dible will be a member of Class B, and will serve an initial two year term.

     FRANK H. FREUND, Age 40, Director. Mr. Freund is currently Chief Financial Officer for Mutual Insurance Corporation of America, East Lansing, Michigan. He has held this position since October 1997. He is a CPA and from 1994 until 1997, he served as an audit senior manager with Deloitte & Touche, a national accounting firm. Prior to that he was an audit senior manager with a local accounting firm and from 1982 until 1993 served as an auditor with a national accounting firm. Mr. Freund will be a member of Class A, and will serve an initial three year term.

     JAMES L. REUTTER, Age 67, Director. Mr. Reutter is the Chairman of Lansing Ice and Fuel Company, Lansing, Michigan, and Vice President of O'Dell Ice Company, Coleman, Michigan. He also serves as a Director of Michigan Millers Mutual Insurance Company. Mr. Reutter was Chairman of CFSB Bancorp, Inc. and Community First Bank from 1988 until 1999. He serves as Trustee and Treasurer of the Thoman Foundation, is past Chairman of Lansing Community College, and currently serves as a Trustee of the Lansing Community College Foundation. Mr. Reutter will be a member of Class B, and will serve an initial two year term.

     HARRY K. KANTARIAN, Age 49, Director. Since March 1, 2000, Mr. Kantarian has served as Of Counsel to the law firm of Stradley Ronon Housley Kantarian & Bronstein, LLP, Washington, D.C. Prior to that time, and since its founding in 1981, Mr. Kantarian was a member of the law firm of Housley Kantarian & Bronstein, P.C., located in Washington D.C. Mr. Kantarian will be a member of Class C, and will serve an initial one year term.

     JOHN D. BAMBERGER, Age 45, Director. Mr. Bamberger is currently President and Chief Executive Officer of SequoiaNET.com in Auburn Hills, Michigan, a subsidiary of Analysts International located in Minneapolis, Minnesota. He has held that position since 1990. SequoiaNET.com is a provider of network integration products and services. He is also a Vice President at Analysts International, a position he has held since April 2000. Analysts International is an information technology services company that provides eBusiness management services, technology staffing and consulting. Prior to 1990, Mr. Bamberger was a District Manager with Unisys. He was named 1999 Entrepreneur of the Year in Michigan in the computer services category by Ernst & Young. Mr. Bamberger will be a member of Class C, and will serve an initial one year term.

     A Management Committee consisting of six members will manage eZ Bancorp, Inc. and eZCommunityBank.com. The Committee will be responsible for implementing eZCommunityBank.com's strategic plan. These individuals have well over one hundred years of experience in all phases of retail banking, including lending, deposits, bank operations, data processing and marketing. In addition, Committee members have had experience in new product development, securities and investment sales, credit and interest rate risk management and data processing system conversion. The following are the members of the Committee and the executive officers of eZ Bancorp, Inc. and eZCommunityBank.com:

Name                    Age      Position
----                    ---      --------
John W. Abbott           53      Director, President and Chief Executive Officer
                                 of eZ Bancorp, Inc. and eZCommunityBank.com

Richard J. Benson        43      Vice President and Chief Technology Officer of
                                 eZCommunityBank.com

Rick L. Laber            43      Vice President and Chief Financial Officer of
                                 eZ Bancorp, Inc. and eZCommunityBank.com

Jack G. Nimphie          51      Vice President and Chief Information Officer of
                                 eZCommunityBank.com

Sally A. Peters          48      Vice President and Chief Marketing Officer of
                                 eZCommunityBank.com

C. Wayne Weaver          47      Vice President, Treasurer and Secretary of eZ
                                 Bancorp, Inc. and Vice President and Chief
                                 Financial Services Officer of
                                 eZCommunityBank.com

     JOHN W. ABBOTT will serve as President and Chief Executive Officer of eZ Bancorp, Inc. and eZCommunityBank.com. Mr. Abbott was Executive Vice President and Chief Operating Officer of CFSB Bancorp, Inc. and its sole subsidiary, Community First Bank, a Michigan-chartered savings bank headquartered in Lansing, Michigan. CFSB Bancorp, Inc. was a publicly traded thrift holding company with approximately $900 million in assets. As Chief Operating Officer, Mr. Abbott had overall responsibility for lending, finance, deposits, retail branch administration, marketing, operations, data processing and strategic planning. Mr. Abbott was a member of many of CFSB Bancorp's and Community First Bank's management committees, including the Asset/Liability, Investment and Senior Lending Committees. He joined the bank in 1989. Prior to his position with CFSB Bancorp, Inc., he was Vice President-Finance at Union Bancorp, Inc. in Grand Rapids, Michigan and prior to August 1985 he was a CPA with a national accounting firm. Mr. Abbott was recent past member of the Board of Directors of the Michigan League of Community Banks.

     RICHARD J. BENSON will serve as Vice President and Chief Technology Officer of eZCommunityBank.com. Mr. Benson joined Community First Bank in March 1994 as Vice President - Data Processing Manager. From 1991 to 1994, Mr. Benson was President and Chief Executive Officer of West Michigan Computer Co-Operative (WESCO) in Grand Rapids, Michigan, a data processing service center serving seventy-five credit unions. Prior to 1991, Mr. Benson was Data Processing Manager for WESCO for nine years.

     RICK L. LABER will serve as Vice President and Chief Financial Officer of eZ Bancorp, Inc. and eZCommunityBank.com. From August 1997 to July 1999, Mr. Laber was Vice President and Chief Financial Officer and Treasurer of CFSB Bancorp, Inc. and Community First Bank. In addition, he was Chairman of the CFSB Bancorp's and Community First Bank's Asset/Liability Committee, Investment Committee and Asset Classification Committee. From 1996 until July 1997, Mr. Laber was Vice President - Branch Coordinator of Flagstar Bank in Jackson, Michigan. From 1992 to 1996, he was Senior Vice President and Chief Financial Officer and Treasurer of Security Savings Bank in Jackson, Michigan. Prior to August 1992, Mr. Laber was with a national accounting firm. His duties at the firm included data processing auditing and PC training to the professional staff.

     JACK G. NIMPHIE will serve as Vice President and Chief Information Officer of eZCommunityBank.com. Mr. Nimphie was most recently Senior Vice President - Director of Operations of Community First Bank. He was appointed to that position in October 1996. Mr. Nimphie joined Community First Bank in 1971 and served in several different capacities, including Senior Vice President - Director of Retail Banking. He was appointed to that position in 1986. During Mr. Nimphie's employment at Community First Bank he was also a loan originator and underwriter.

     SALLY A. PETERS will serve as Vice President and Chief Marketing Officer of eZCommunityBank.com. Ms. Peters was Vice President - Director of Marketing at Community First Bank from February 1994 to July 1999. Prior to that she was responsible for marketing and communications at an insurance company in Lansing, Michigan for fifteen years.

     C. WAYNE WEAVER will serve as Vice President, Treasurer and Secretary of eZ Bancorp, Inc. and Vice President and Chief Financial Services Officer of eZCommunityBank.com. Mr. Weaver was Senior Vice President - Director of Retail Banking for Community First Bank. Mr. Weaver joined Community First Bank in 1975 as a management trainee and became Senior Vice President - Director of Corporate Planning in 1986. In 1989 he became Director of Retail Banking and Investments, and in 1991 he became Director of Finance. In 1993, Mr. Weaver became Treasurer of CFSB Bancorp, Inc. and served in that capacity until 1996 when he was assigned to his final position at Community First Bank. During his employment at Community First Bank, Mr. Weaver was also a loan originator and underwriter.

DIRECTOR COMPENSATION

     We plan to reimburse directors for expenses incurred in connection with their service as directors. Directors will not be compensated for attending board or committee meetings in the first year or for the foreseeable future.

EMPLOYMENT AND EXECUTIVE COMPENSATION ARRANGEMENTS

     EMPLOYMENT AGREEMENT. eZCommunityBank.com has entered into identical employment agreements (except for salary) with our President, John W. Abbott and each of our Vice Presidents, Richard J. Benson, Rick L. Laber, Jack G. Nimphie, Sally A. Peters and C. Wayne Weaver. Mr. Abbott's base salary under his employment agreement is $100,000, and the base salary of each of our Vice Presidents is $80,000. Each employment agreement has a term of three years. Each agreement is terminable by us for "just cause" as defined in the agreement. If we terminate any one of these individuals without just cause or if any one of these individuals terminates his or her employment for "good reason" that individual will be entitled to a continuation of his or her salary from the date of termination through the remaining term of the agreement, plus an additional 12 months. The employment agreements also contain a provision stating that in the event of the termination of employment of any one of these individuals in connection with any change in control of eZ Bancorp or eZCommunityBank.com, that individual will be paid a lump sum amount equal to 2.99 times their respective five year average annual taxable cash compensation.

If such payments had been made under these agreements assuming they had been in effect as of November 7, 2000, such payments would have equaled approximately $300,000 for Mr. Abbott and $240,000 for each of the Vice Presidents, respectively. The aggregate payments that would have been made to them would be an expense to us, thereby reducing our net income and our capital by that amount. Each of the agreements is reviewed annually by our board of directors and is renewed and extended for an additional year, upon a determination of satisfactory performance within the board's sole discretion. If any one of these individuals shall become disabled during the term of his or her respective agreement, he or she shall continue to receive payment of the benefits under their respective agreements up to the time of the establishment of the employee's disability. Such payments shall not be reduced by any other benefit payments made under other disability programs in effect for our employees. If the employment of any one of these individuals terminates for a reason other than just cause, he or she will be entitled to receive the benefit from us of family medical insurance through any group health plan maintained by us through the expiration date of the agreement.

     In addition to the compensation pursuant to their employment agreements described above, the six executive officers of eZCommunityBank.com may receive cash bonuses in recognition of their commitment to the organization of eZ Bancorp and eZCommunityBank.com, and the risks they have taken in organizing the Holding Company and the Bank and in using their personal funds to provide the up front organizational costs. The payment of any such bonuses and the amounts paid, would be at the discretion of our board of directors and would be dependent on the financial condition of both companies.

     STOCK OPTION PLAN. A stock option plan will be adopted which will become effective upon approval by our board of directors. Incentive Stock Options will not be available for grant under the option plan unless it is approved by our stockholders within 12 months after board approval. If the option plan is adopted, a number of shares equal to 10% of the aggregate number of shares of common stock to be issued in this offering (i.e., 225,000 shares based upon the sale of the minimum of 2,250,000 shares, and 275,000 shares based upon the sale of the maximum of 2,750,000 shares) would be reserved for issuance by eZ Bancorp upon exercise of stock options to be granted to our officers, directors and employees from time to time under the option plan. The purpose of the option plan would be to provide additional performance and retention incentives to certain officers, directors and employees by facilitating their purchase of a stock interest in eZ Bancorp. The option plan, would provide for a term of 10 years, after which no awards could be made, unless earlier terminated by the board of directors pursuant to the option plan, and the options would vest over four years, with 20% vesting upon grant, and an additional 20% every year thereafter. Vesting accelerates to 100% upon a participant's death or disability, or retirement at age 65 or above. Options would expire no later than 10 years from the date granted and would expire earlier if the option committee so determines or in the event of termination of employment. Options, which could be incentive stock options or non-incentive stock options, would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, our financial performance and a comparison of awards given by other financial institutions.

     eZ Bancorp would receive no monetary consideration for the granting of stock options under the option plan. It would receive the option price for each share issued to optionees upon the exercise of such options. Shares issued as a result of the exercise of options will be either authorized but unissued shares or shares we purchased in the open market. However, no purchases in the open market will be made that would violate applicable regulations restricting purchases by us. In addition, the Federal Deposit Insurance Corporation may require that options be exercised immediately or be forfeited in the event that the Bank's regulatory capital falls below the minimum requirements established by statute or by the regulation of the Federal Deposit Insurance Corporation. The exercise of options and payment for the shares received would contribute to our equity. The option plan will be administered by a Committee appointed by the board of directors consisting of at least two non-employee directors, or in the absence of any such Committee, by the full board.

SECURITIES OWNERSHIP OF MANAGEMENT

     We anticipate that officers and directors, as a group, will purchase approximately 19% of the shares in this offering if the minimum number of shares is sold and 15% of the shares if the maximum number of shares is sold.

         The following table sets forth certain information with respect to the anticipated beneficial ownership of eZ Bancorp common stock after the offering, assuming the minimum of 2,250,000 shares are sold, by each of the current directors and executive officers of eZ Bancorp and all directors and executive officers of eZ Bancorp as a group. All share numbers are provided based upon non-binding expressions of interest supplied by the persons listed below. Depending upon their individual circumstances at the time, each person may purchase a greater or fewer number of shares than indicated, and in fact may purchase no shares.

                                         SHARES                 DOLLAR VALUE OF               PERCENT
                                   BENEFICIALLY OWNED         SHARES BENEFICIALLY           OUTSTANDING
NAME                              AFTER OFFERING (1)(2)      OWNED AFTER OFFERING       AFTER THE OFFERING
----                              ---------------------      --------------------       ------------------

 John W. Abbott                          75,000               $ 750,000                         3.3%
    Director, President and
    Chief Executive Officer

 Robert H. Becker                        50,000                 500,000                         2.2%
    Chairman of the Board

 Thomas M. Dible                         25,000                 250,000                         1.1%
    Director

 Frank H. Freund                        100,000               1,000,000  (3)                    4.4%
    Director

 James L. Reutter                        15,000                 150,000                         0.7%
    Director

 Harry K. Kantarian                      15,000                 150,000                         0.7%
    Director

 John D. Bamberger                       15,000                 150,000                         0.7%
    Director

 Richard J. Benson                       15,000                 150,000                         0.7%
    Vice President and Chief
    Technology  Officer

 Rick L. Laber                           10,000                 100,000                         0.4%
    Vice President and Chief
    Financial Officer

 Jack G. Nimphie                         40,000                 400,000                         1.8%
    Vice President and Chief
     Information Officer

 Sally A. Peters                         20,000                 200,000                         0.9%
    Vice President and Chief
     Marketing Officer

 C. Wayne Weaver                         40,000                 400,000                         1.8%
                                        -------                --------                        ----
  Vice President, Secretary Treasurer

 All directors and executive officers
    as a group (12 persons)             420,000              $4,200,000                        18.7%


                                                                                      (footnotes on following page)


                                       27

 (footnotes for table on previous page)
 --------
(1) Some or all of the common stock listed may be held jointly with, or for the benefit of, spouses and children of, or various trusts established by, the person indicated.
(2) For purposes of this disclosure, shares are considered to be "beneficially" owned if the person has, or shares the power to vote or direct the voting of shares, the power to dispose of or direct the disposition of the shares or the right to acquire beneficial ownership within 60 days. Directors and officers have sole voting and investment power or shared voting and investment power with their spouses.
(3) Represents shares to be purchased by Mutual Insurance Corporation of America, of which Mr. Freund is the Chief Financial Officer.

                              CERTAIN TRANSACTIONS

         The six organizers of eZ Bancorp and eZCommunityBank.com have made loans, to fund certain organizational and prepaid operating expenses until we can raise funds in this offering. Loans at November 7, 2000 from Mr. Abbott, Mr. Nimphie, Mr. Weaver, and the six organizers as a group totaled approximately $172,000, $69,000, $69,000 and $398,000, respectively. We expect the organizers will loan eZ Bancorp an additional $613,000 between November 8, 2000 and December 31, 2000, with additional amounts to be loaned thereafter, as necessary. We will repay these loans only from the proceeds of this offering. We will pay interest of prime plus 2% per annum on the amount of any loaned funds. If the minimum number of shares are not subscribed for, these loans will not be repaid.

         We anticipate that our directors and officers and the business and professional organizations with which they are associated will have banking transactions with eZCommunityBank.com in the ordinary course of business. However, no loans will be originated, or made to directors, officers or employees.

         Proposed director Harry K. Kantarian is Of Counsel with the law firm Stradley Ronon Housley Kantarian & Bronstein, LLP, Washington, D.C. The organizers have used this law firm and the predecessor firm, Housley Kantarian & Bronstein, P.C., for corporate legal services in connection with its organizing activities. Through November 7, 2000, the organizers have paid legal fees to the firm totaling approximately $15,000. The organizers intend to use the legal services of the firm on an ongoing basis.

                           SUPERVISION AND REGULATION

         The following is a summary of certain statutes and regulations which will affect eZ Bancorp and eZCommunityBank.com. This summary is qualified in its entirety by reference to the particular statutes and regulations. A change in applicable laws or regulations may have a material effect on our businesses and prospects.

GENERAL

         Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of eZ Bancorp and eZCommunityBank.com can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the FDIC, the Division of Financial Institutions of the Michigan Office of Financial and Insurance Services ("OFIS"), the Internal Revenue Service, and state taxing authorities. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

         Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation which will apply to eZ Bancorp and eZCommunityBank.com establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the depositors of the Bank, and the public, rather than stockholders of eZ Bancorp and eZCommunityBank.com.

         Federal law and regulations establish supervisory standards which will apply to any lending activities of the Bank, including internal controls, credit underwriting, loan documentation and loan-to-value ratios for loans secured by real property.

FINANCIAL MODERNIZATION LEGISLATION

         The enactment of the Gramm-Leach-Bliley Act of 1999 (the "GLB Act") modified many of the principal federal laws which regulate financial institutions and sweeps away large parts of a regulatory framework that had its origins in the Depression Era of the 1930s.

         Effective March 11, 2000, new opportunities became available for banking organizations, other depository institutions, insurance companies and securities firms to enter into combinations that permit a single financial services organization to offer customers a more complete array of financial products and services. Specifically, the GLB Act provides two new vehicles through which a banking organization can engage in a variety of activities which, prior to the Act, were not permitted. First, a bank holding company meeting certain requirements may elect to become a financial holding company ("FHC"). FHCs are generally authorized to engage in all "financial activities" and, under certain circumstances, to make equity investments in other companies (i.e., merchant banking). In order to be eligible to elect to become a FHC, a bank holding company and all of its depository financial institutions must: (1) be "well capitalized"; (2) be "well managed"; and (3) have a rating of "satisfactory" or better in their most recent Community Reinvestment Act examination. Both the bank holding company and all of its depository financial institutions must also continue to satisfy these requirements after the bank holding company elects to become a FHC or the FHC will be subject to various restrictions. The Federal Reserve Board will be the umbrella regulator of FHCs, but functional regulation of a FHC's separately regulated subsidiaries will be conducted by their primary functional (usually banking) regulator.

         Second, the GLB Act also provides that a national bank (and a state bank, so long as otherwise allowable under its state's law), which satisfies certain requirements, may own a new type of subsidiary called a financial subsidiary ("FS"). The GLB Act authorizes FSs to engage in many (but not all) of the activities that FHCs are authorized to engage in. In order to be eligible to own a FS, a bank must satisfy the three requirements noted above, plus several additional requirements.

         The GLB Act also imposes several rules that are designed to protect the privacy of the customers of financial institutions. For example, the GLB Act requires financial institutions to annually adopt and disseminate a privacy policy and prohibits financial institutions from disclosing certain customer information to "non-affiliated third parties" for certain uses. All financial institutions, regardless of whether they elect to utilize FHCs or FSs, are subject to the GLB Act's privacy provisions. eZ Bancorp and eZCommunityBank.com will be subject to the GLB Act's privacy provisions and will also be subject to certain other federal and state laws that deal with the use and distribution of non-public personal information. In addition to its privacy provisions, the GLB Act also contains various other provisions that apply to banking organizations, regardless of whether they elect to utilize FHCs or FSs.

         We believe that one of the effects of the GLB Act may be to significantly increase competition in the banking business. After eZCommunityBank.com has commenced business operations, we will evaluate the desirability of electing to become a FHC. Currently, we have no plans to make such an election.

eZ BANCORP

         GENERAL. eZ Bancorp will be a bank holding company and, as such, we will be registered with, and subject to regulation by, the Federal Reserve Board under the Bank Holding Company Act, as amended

(the "BHCA"). Under the BHCA, we will be subject to periodic examination by the Federal Reserve Board, and we will be required to file with the Federal Reserve Board periodic reports of our operations and such additional information as the Federal Reserve Board may require.

         In accordance with Federal Reserve Board policy, eZ Bancorp will be expected to act as a source of financial strength to eZCommunityBank.com and to commit resources to support the Bank in circumstances where eZ Bancorp might not do so absent such policy. In addition, if the Commissioner of OFIS deems the Bank's capital to be impaired, the Commissioner may require the Bank to restore its capital by a special assessment upon eZ Bancorp as the Bank's sole stockholder. If eZ Bancorp were to fail to pay any such assessment, the directors of the Bank would be required, under Michigan law, to sell the shares of the Bank's stock owned by eZ Bancorp to the highest bidder at either a public or private auction and use the proceeds of the sale to restore the Bank's capital.

         INVESTMENTS AND ACTIVITIES. In general, any direct or indirect acquisition by eZ Bancorp of any voting shares of any bank which would result in eZ Bancorp's direct or indirect ownership or control of more than 5% of any class of voting shares of such bank, and any merger or consolidation of eZ Bancorp with another bank holding company, will require the prior written approval of the Federal Reserve Board under the BHCA. In acting on such applications, the Federal Reserve Board must consider various statutory factors, including among others, the effect of the proposed transaction on competition in relevant geographic and product markets, and each party's financial condition, managerial resources, and record of performance under the Community Reinvestment Act. Effective September 29, 1995, bank holding companies may acquire banks located in any state in the United States without regard to geographic restrictions or reciprocity requirements imposed by state law, but subject to certain conditions, including limitations on the aggregate amount of deposits that may be held by the acquiring company and all of its insured depository institution affiliates.

         The merger or consolidation of an existing bank subsidiary of eZ Bancorp with another bank, or the acquisition by such a subsidiary of assets of another bank, or the assumption of liability by such a subsidiary to pay any deposits in another bank, will require the prior written approval of the responsible Federal depository institution regulatory agency under the Bank Merger Act, based upon a consideration of statutory factors similar to those outlined above with respect to the BHCA. In addition, in certain cases an application to, and the prior approval of, the Federal Reserve Board under the BHCA and/or the Commissioner of OFIS under the Michigan Banking Code, may be required.

         With certain limited exceptions, the BHCA prohibits any bank company from engaging, either directly or indirectly through a subsidiary, in any activity other than managing or controlling banks unless the proposed non-banking activity is one that the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Under current Federal Reserve Board regulations, such permissible non-banking activities include such things as mortgage banking, equipment leasing, securities brokerage, and consumer and commercial finance company operations. As a result of recent amendments to the BHCA, well-capitalized and well-managed bank holding companies may engage de novo in certain types of non-banking activities without prior notice to, or approval of, the Federal Reserve Board, provided that written notice of the new activity is given to the Federal Reserve Board within ten business days after the activity is commenced. If a bank holding company wishes to engage in a non-banking activity by acquiring a going concern, prior notice and/or prior approval will be required, depending upon the activities in which the company to be acquired is engaged, the size of the company to be acquired and the financial and managerial condition of the acquiring bank company.

         In evaluating a proposal to engage (either de novo or through the acquisition of a going concern) in a non-banking activity, the Federal Reserve Board will consider various factors, including among others the financial and managerial resources of the bank company, and the relative public benefits and adverse effects which may be expected to result from the performance of the activity by an affiliate of the bank company. The Federal Reserve Board may apply different standards to activities proposed to be commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern.

         CAPITAL REQUIREMENTS. The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

         The Federal Reserve Board's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: (i) a leverage capital requirement expressed as a percentage of total average assets, and (ii) a risk-based requirement expressed as a percentage of total risk-weighted assets. The leverage capital requirement consists of a minimum ratio of Tier 1 capital (which consists principally of stockholders' equity) to total average assets of 3% for the most highly rated companies, with minimum requirements of 4% to 5% for all others. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital.

         The risk-based and leverage standards presently used by the Federal Reserve Board are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. For example, Federal Reserve Board regulations provide that additional capital may be required to take adequate account of, among other things, interest rate risk and the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels. The Federal Reserve Board requires the Bank to remain well-capitalized and eZ Bancorp, Inc. to maintain a leverage ratio of at least 5%, a Tier 1 risk-based ratio of at least 6%, and a total risk-based ratio of at least 10%.

         DIVIDENDS. eZ Bancorp is a corporation separate and distinct from eZCommunityBank.com. Most of eZ Bancorp's revenues will be received in the form of dividends paid by eZCommunityBank.com when and if the Bank is legally permitted to pay dividends. Thus, eZ Bancorp's ability to pay dividends to its stockholders will be indirectly limited by statutory restrictions on
eZCommunityBank.com's ability to pay dividends. However, as noted above, eZ Bancorp has no plan to pay cash dividends for at least three years, and for the foreseeable future. Further, the Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the Federal Reserve Board expressed its view that a bank experiencing earnings weakness should not pay cash dividends exceeding its net income or which can only be funded in ways that weakens the bank's financial health, such as by borrowing. Additionally, the Federal Reserve Board possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. Similar enforcement powers over eZCommunityBank.com are possessed by the FDIC. The "prompt corrective action" provisions of federal law and regulation authorizes the Federal Reserve Board to restrict the payment of dividends by a bank holding company for an insured bank which fails to meet specified capital levels.

         In addition to the restrictions on dividends imposed by the Federal Reserve Board, the Michigan Business Corporation Act provides that dividends may be legally declared or paid only if after the distribution a corporation, such as eZ Bancorp, can pay its debts as they come due in the usual course of business and its total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of Preferred Stock whose preferential rights are superior to those receiving the distribution. While eZ Bancorp's Articles of Incorporation authorize the issuance of Preferred Stock, we have no present plans to do so.

EZCOMMUNITYBANK.COM

         GENERAL. eZCommunityBank.com will be a Michigan banking corporation, and its deposit accounts will be insured by the Bank Insurance Fund (the "BIF") of the FDIC. The Bank will not be a member of the Federal Reserve System. eZCommunityBank.com will be subject to the examination, supervision, reporting and enforcement requirements of the Division of Financial Institutions of OFIS, as the chartering authority for Michigan banks, and the FDIC. These agencies and the federal and state laws which will apply to eZCommunityBank.com and our operations, extensively regulate various aspects of the banking business including, among other things, permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans and on deposits, the maintenance of non-interest bearing reserves on deposit accounts, and the safety and soundness of banking practices.

         DEPOSIT INSURANCE. As an FDIC-insured institution, the Bank is required to pay deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums, based upon their respective levels of capital and results of supervisory evaluation. Institutions classified as well-capitalized (as defined by the FDIC) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (as defined by the FDIC) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

         The Federal Deposit Insurance Act ("FDIA") requires the FDIC to establish assessment rates at levels which will maintain the Deposit Insurance Fund at a mandated reserve ratio of not less than 1.25% of estimated insured deposits. Accordingly, the FDIC established the schedule of BIF insurance assessments for the first semi-annual assessment period of 2000, ranging from 0% of deposits for institutions in the lowest risk category to 0.27% of deposits for institutions in the highest risk category.

         The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution or its directors have engaged or are engaging in unsafe or unsound practices, or have violated any applicable law, regulation, order, or any condition imposed in writing by, or written agreement with, the FDIC, or if the institution is in an unsafe or unsound condition to continue operations. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

         MICHIGAN ASSESSMENTS. Michigan banks are required to pay supervisory fees to the Michigan Division of Financial Institutions of OFIS to fund the operations of the Division of Financial Institutions. The amount of supervisory fees paid by a bank is based upon the bank's total assets, as reported to the Division of Financial Institutions.

         FICO ASSESSMENTS. Pursuant to federal legislation enacted September 30, 1996, eZCommunityBank.com, as a member of the BIF, will be subject to assessments to cover the payments on outstanding obligations of the Financing Corporation ("FICO"). FICO was created in 1987 to finance the recapitalization of the Federal Savings and Loan Insurance Corporation, the predecessor to the FDIC's Savings Association Insurance Fund (the "SAIF") which insures the deposits of thrift institutions. Prior to January 1, 2000, the FICO assessments made against BIF members could not exceed 20% of the amount of FICO assessments made against SAIF members. Last year, SAIF members paid FICO assessments at a rate equal to approximately 0.059% of deposits while BIF members paid FICO assessments at a rate equal to approximately 0.012% of deposits. Between January 1, 2000 and the maturity of the outstanding FICO obligations in 2019, BIF members and SAIF members will share the cost of the interest on the FICO bonds on a pro rata basis. It is estimated that FICO assessments during this period will be less than 0.025% of deposits.

         CAPITAL REQUIREMENTS. The FDIC has established the following minimum capital standards for state-chartered, FDIC insured banks which are not members of the Federal Reserve System, such as eZCommunityBank.com: a leverage requirement consisting of a minimum ratio of Tier 1 capital to total average assets of 3% for the most highly-rated banks with minimum requirements of 4% to 5% for all others, and a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. Tier 1 capital consists principally of stockholders' equity. These capital requirements are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. For example, FDIC regulations provide that higher capital may be required to take adequate account of, among other things, interest rate risk and the risks posed by concentrations of credit, nontraditional activities or securities trading activities.

         Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." Federal regulations define these capital categories as follows:

                                            Total                Tier 1
                                            Risk-Based           Risk-Based
                                            Capital Ratio        Capital Ratio         Leverage Ratio
                                            -------------        -------------         --------------

Well capitalized                            10% or above         6% or above           5% or above
Adequately capitalized                       8% or above         4% or above           4% or above*
Undercapitalized                            Less than 8%         Less than 4%          Less than 4%*
Significantly undercapitalized              Less than 6%         Less than 3%          Less than 3%
Critically undercapitalized                     --                   --                A ratio of tangible
                                                                                       equity to total assets
                                                                                       of 2% or less

*3% if the institution is one of the most highly rated banks.

         We expect that the FDIC's preliminary approval of FDIC insurance for eZCommunityBank.com's deposits will require that eZCommunityBank.com maintain a Tier 1 capital to asset ratio of at least 8% during its first three years of operation. However, eZCommunityBank.com is required to have a higher capital to asset ratio during its first three years of operations because it is an Internet bank.

         Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the institution.

         In general, a depository institution may be reclassified to a lower category than is indicated by its capital levels if the appropriate federal depository institution regulatory agency determines the institution to be otherwise in an unsafe or unsound condition or to be engaged in an unsafe or unsound practice. This could include a failure by the institution, following receipt of a less-than-satisfactory rating on its most recent examination report, to correct the deficiency.

         DIVIDENDS. Under Michigan law, eZCommunityBank.com is restricted as to the maximum amount of dividends it may pay on its common stock. eZCommunityBank.com will not be permitted to pay dividends except out of net income after deducting its losses and bad debts. A Michigan state bank may not declare or pay a dividend unless the bank will have a surplus amounting to at least 20% of its capital after the payment of the dividend. If eZCommunityBank.com has a surplus less than the amount of its capital, it may not declare or pay any dividend until an amount equal to at least 10% of net income for the preceding one-half year (in the case of quarterly or semi-annual dividends) or full-year (in the case of annual dividends) has been transferred to surplus. A Michigan state bank may, with the approval of the Commissioner of OFIS, by vote of stockholders owning two-thirds of the stock eligible to vote, increase its capital stock by a declaration of a stock dividend, provided that after the increase the bank's surplus equals at least 20% of its capital stock, as increased. eZCommunityBank.com may not declare or pay any dividend until the cumulative dividends on Preferred Stock (should any such stock be issued and outstanding) have been paid in full. eZCommunityBank.com's Articles of Incorporation do not authorize the issuance of Preferred Stock and there are no current plans to seek such authorization.

         Federal law generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its company if the depository institution would thereafter be undercapitalized. The FDIC may prevent an insured bank from paying dividends if the bank is in default of payment of any assessment due to the FDIC. In addition, the FDIC may prohibit the payment of dividends by the bank, if such payment is determined, by reason of the financial condition of the bank, to be an unsafe and unsound banking practice.

         INSIDER TRANSACTIONS. eZCommunityBank.com is subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to eZ Bancorp or its subsidiaries, on investments in the stock or other securities of eZ Bancorp or its subsidiaries and the acceptance of the stock or other securities of eZ Bancorp or its subsidiaries as collateral for loans. Certain limitations and reporting requirements are also placed on extensions of credit by eZCommunityBank.com to its directors and officers, to directors and officers of eZ Bancorp and its subsidiaries, to principal stockholders of eZ Bancorp, and to "related interests" of such directors, officers and principal stockholders. In addition, federal law and regulations may affect the terms upon which any person becoming a director or officer of eZ Bancorp or one of its subsidiaries or a principal stockholder of eZ Bancorp may obtain credit from banks with which eZCommunityBank.com maintains a correspondent relationship.

         SAFETY AND SOUNDNESS STANDARDS. The federal banking agencies have adopted guidelines to promote the safety and soundness of federally insured depository institutions. These guidelines establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings. In general, the guidelines prescribe the goals to be achieved in each area, and each institution will be responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the institution's primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. The preamble to the guidelines states that the agencies expect to require a compliance plan from an institution whose failure to meet one or more of the standards is of such severity that it could threaten the safe and sound operation of the institution. Failure to submit an acceptable compliance plan, or failure to adhere to a compliance plan that has been accepted by the appropriate regulator, would constitute grounds for further enforcement action.

         STATE BANK ACTIVITIES. Under federal law and FDIC regulations, FDIC insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. Federal law, as implemented by FDIC regulations, also prohibits FDIC insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. Impermissible investments and activities must be divested or discontinued within certain time frames set by the FDIC in accordance with federal law. These restrictions are not currently expected to have a material impact on the operations of eZCommunityBank.com.

         CONSUMER PROTECTION LAWS. In receiving deposits, eZCommunityBank.com will be subject to extensive regulation under state and federal law and regulations, including the Truth in Savings Act, the Expedited Funds Availability Act, the Bank Secrecy Act, the Electronic Funds Transfer Act, and the Federal Deposit Insurance Act. A number of other laws and regulations will apply to eZCommunityBank.com if it should engage in consumer lending. Violation of these laws could result in the imposition of significant damages and fines upon eZCommunityBank.com and its directors and officers.

         BRANCHING AUTHORITY. Michigan banks, such as eZCommunityBank.com, have the authority under Michigan law to establish branches anywhere in the state of Michigan, subject to receipt of all required regulatory approvals (including the approval of the Commissioner of OFIS and the FDIC).

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA") allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by IBBEA only if specifically authorized by state law. The legislation allowed individual states to "opt-out" of interstate branching authority by enacting appropriate legislation prior to June 1, 1997.

         Michigan did not opt out of IBBEA, and now permits both U.S. and non-U.S. banks to establish branch offices in Michigan. The Michigan Banking Code permits, in appropriate circumstances and with the approval of the Commissioner of OFIS, (i) the acquisition of all or substantially all of the assets of a Michigan-chartered bank by an FDIC-insured bank, savings bank, or savings and loan association located in another state, (ii) the acquisition by a Michigan-chartered bank of all or substantially all of the assets of an FDIC-insured bank, savings bank or savings and loan association located in another state, (iii) the consolidation of one or more Michigan-chartered banks and FDIC-insured banks, savings banks or savings and loan associations located in other states having laws permitting such consolidation, with the resulting organization chartered by Michigan, (iv) the establishment by a foreign bank, which has not previously designated any other state as its home state under the International Banking Act of 1978, of branches located in Michigan, and (v) the establishment or acquisition of branches in Michigan by FDIC-insured banks located in other states, the District of Columbia or U.S. territories or protectorates having laws permitting Michigan-chartered banks to establish branches in such jurisdiction. Further, the Michigan Banking Code permits, upon written notice to the Commissioner of OFIS, (i) the acquisition by a Michigan-chartered bank of one or more branches (not comprising all or substantially all of the assets) of a bank, savings bank, savings and loan association or credit union located in Michigan or another state, the District of Columbia, or a U.S. territory or protectorate, (ii) the establishment by Michigan-chartered banks of branches located in other states, the District of Columbia, U.S. territories or protectorates or a foreign country, and (iii) the consolidation of one or more Michigan-chartered banks and FDIC-insured banks, savings banks or savings and loan associations located in other states, with the resulting organization chartered by one of such other states.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of nine million (9,000,000) shares of common stock and one million (1,000,000) shares of preferred stock. As of the date of this Prospectus, 60 shares have been issued and are outstanding. Michigan law allows our board of directors to issue additional shares of stock up to the total amount of common stock or preferred stock authorized without obtaining the prior approval of the stockholders. The following summary of certain terms of the common stock and preferred stock is not complete and you may refer to our Articles of Incorporation and Bylaws, copies of which are available for inspection.

         In general, stockholders or subscribers for our stock have no personal liability for the debts and obligations of eZ Bancorp because of their status as stockholders or subscribers, except to the extent that the subscription price or other agreed consideration for the stock has not been paid.

COMMON STOCK

         We are authorized to issue nine million (9,000,000) shares of common stock. Upon completion of the offering, a minimum of 2,250,000 and a maximum of 2,750,000 shares of common stock will be issued and outstanding. All shares of common stock offered will be duly authorized and will, upon payment as described in this Prospectus, be fully paid and nonassessable. Subject to all the rights of holders of any other class or series of stock, holders of common stock will be entitled to receive dividends if and when the board of directors of eZ Bancorp declares dividends from funds legally available. Under the Michigan Business Corporation Act (MBCA), dividends may be legally declared or paid only if after the distribution we can pay our debts as they come due in the usual course of business and our total assets equal or exceed the sum of our liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of outstanding Preferred Stock whose preferential rights are superior to those receiving the distribution. In addition, holders of common stock share ratably in the net assets of eZ Bancorp upon the voluntary or involuntary liquidation, dissolution or winding up of eZ Bancorp, after distributions are made to anyone with more senior rights.

         In general, each outstanding share of common stock entitles the holder to vote in the election of directors and on all other matters requiring stockholder action, and each share is entitled to one vote. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

         Holders of common stock have no conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of eZ Bancorp or eZCommunityBank.com.

         Our Articles of Incorporation grant to the board of directors the right to classify or reclassify any unissued shares of common stock from time to time by setting or changing the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. Accordingly, the board of directors could authorize the issuance of additional shares of common stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which some of our stockholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of such shares. As of the date hereof, we have no plans to classify or reclassify any unissued shares of the common stock.

MARKET FOR COMMON STOCK

         No market exists for the common stock, and although we have applied for listing of the common stock on The Nasdaq SmallCap Market under the symbol "_____", we cannot assure you that an active and liquid trading market for the common stock will develop or be maintained.

PREFERRED STOCK

         We are authorized to issue one million (1,000,000) shares of preferred stock. Shares of preferred stock may be issued from time to time by the board of directors in one or more series. Prior to issuance of shares of each series the board of directors is required by the MBCA to fix for each series the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. As noted above, the board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which some of our stockholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of such shares. As of the date hereof, we have no plans to issue any preferred stock.

SHARES  AVAILABLE  FOR  ISSUANCE

         The availability for issuance of a substantial number of shares of common stock or preferred stock at the discretion of the Board of Directors will provide us with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions and for other purposes (including, without limitation, the issuance of additional shares through stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares, except for the shares of common stock reserved for issuance under our stock option plans.

         Uncommitted authorized but unissued shares of common stock or preferred stock may be issued from time to time to such persons and for such consideration as the board of directors may determine and holders of the then outstanding shares of common stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law and the judgment of the board of directors regarding the submission of such issuance to our stockholders. As noted, our stockholders will have no preemptive rights to subscribe to newly issued shares.

         Moreover, it will be possible that additional shares of common stock or preferred stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in eZ Bancorp more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of eZ Bancorp. Under such circumstances, the availability of authorized and unissued shares of common stock and preferred stock may make it more difficult for stockholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of eZ Bancorp by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the board of directors of eZ Bancorp in opposing such an attempt by a third party to gain control of eZ Bancorp. The issuance of new shares of common stock or preferred stock could also be used to dilute ownership of a person or entity seeking to obtain control. Although we do not currently contemplate taking any such action, shares of our capital stock could be issued for the purposes and effects described above, and the board of directors reserves its rights (if consistent with its fiduciary responsibilities) to issue such stock for such purposes.

ANTI-TAKEOVER PROVISIONS UNDER MICHIGAN LAW AND IN EZ BANCORP'S ARTICLES OF INCORPORATION

         In addition to the utilization of authorized but unissued shares as described above, our Articles and the MBCA contain other provisions which could be utilized by us to impede certain efforts to acquire control of eZ Bancorp. Those provisions include the following:

         CONTROL SHARE ACT. The MBCA contains provisions intended to protect stockholders and prohibit or discourage certain types of hostile takeover activities. These provisions regulate the acquisition of "control shares" of large public Michigan corporations (the "Control Share Act").

         The Control Share Act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33-1/3% or 50%. Under the Control Share Act, an acquirer may not vote "control shares" unless the corporation's disinterested shareholders vote to confer voting rights on the control shares. The acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation are precluded from voting on the issue of whether the control shares shall be accorded voting rights. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

         The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters' rights upon all of a corporation's shareholders except the acquiring person.

         The Control Share Act applies only to an "issuing public corporation." eZ Bancorp falls within the statutory definition of an "issuing public corporation." The Control Share Act automatically applies to any "issuing public corporation" unless the corporation "opts out" of the statute by so providing in its articles of incorporation or bylaws. eZ Bancorp has not "opted out" of the Control Share Act.

         FAIR PRICE ACT. Certain provisions of the MBCA known as the "Fair Price Act" establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The Fair Price Act provides that a supermajority vote of 90% of the stockholders and no less than two-thirds of the votes of non-interested shareholders must approve a "business combination." The Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the company. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

         The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others, that: (i) the purchase price to be paid for the shares of the company is at least equal to the greater of (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the stockholder became an interested shareholder, whichever is higher; (ii) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends; and (iii) five (5) years have elapsed between the date of the interested shareholder becoming an interested shareholder and the date the business combination is consummated.

         The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the Fair Price Act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

         CLASSIFIED BOARD. Our board of directors is classified into three classes, with each class serving a staggered, three-year term. Classification of the board could have the effect of extending the time during which the existing board of directors could control the operating policies of eZ Bancorp even though opposed by the holders of a majority of the outstanding shares of common stock.

         Under eZ Bancorp's Articles of Incorporation, all nominations for directors by a stockholder must be delivered to eZ Bancorp in writing at least 60, but not more than 90, days prior to the annual meeting of the stockholders. A nomination that is not received within this period will not be placed on the ballot. The board believes that advance notice of nominations by stockholders will afford a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board of directors, will provide an opportunity to inform stockholders about such qualifications. Although this nomination procedure does not give the board of directors any power to approve or disapprove of stockholder nominations for the election of directors, this nomination procedure may have the effect of precluding a nomination for the election of directors at a particular annual meeting if the proper procedures are not followed.

         eZ Bancorp's Articles provide that any one or more directors may be removed at any time, with or without cause, but only by either: (i) the affirmative vote of a majority of "Continuing Directors" and at least 80% of the directors; or (ii) the affirmative vote, at a meeting of the stockholders called for that purpose, of the holders of at least 80% of the voting power of the then-outstanding shares of capital stock of eZ Bancorp entitled to vote generally in the election of directors, voting together as a single class. A "Continuing Director" is generally defined in the Articles as any member of the Board who is unaffiliated with any "interested shareholder" (generally, an owner of 10% or more of eZ Bancorp's outstanding voting shares) and was a member of the board prior to the time an interested shareholder became an interested shareholder, and any successor of a Continuing Director who is unaffiliated with an interested shareholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board.

         Any vacancies in the board of directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by an affirmative vote of a majority of the Continuing Directors and an 80% majority of all of the directors then in office, although less than a quorum. Any directors so chosen shall hold office until the next annual meeting of stockholders at which directors are elected to the class to which such a director was named and until their respective successors shall be duly elected and qualified or their resignation or removal. No decrease in the number of directors may shorten the term of any incumbent director.

         NOTICE OF SHAREHOLDER PROPOSALS. Under our Articles of Incorporation, the only business that may be conducted at an annual or special meeting of stockholders is business that has been brought before the meeting by or at the direction of the majority of the directors or by a stockholder: (i) who provides timely notice of the proposal in writing to the secretary of eZ Bancorp and the proposal is a proper subject for action by stockholders under Michigan law or
(ii) whose proposal is included in our proxy materials in compliance with all the requirements set forth in the applicable rules and regulations of the Securities and Exchange Commission. To be timely, a stockholder's notice of proposal must be delivered to, or mailed to and received at our principal executive offices not less than 60 days prior to the date of the originally scheduled annual meeting regardless of any postponements, deferrals or adjournments of that meeting to a later date. With respect to special meetings, notice must be received by eZ Bancorp not more than 10 days after we mail notice of the special meeting. The stockholder's notice of proposal must set forth in writing each matter the stockholder proposes to bring before the meeting including: (i) the name and address of the stockholder submitting the proposal, as it appears on our books and records; (ii) a representation that the stockholder: (a) is a holder of record of stock of eZ Bancorp entitled to vote at the meeting, (b) will continue to hold such stock through the date on which the meeting is held, and (c) intends to vote in person or by proxy at the meeting and to submit the proposal for stockholder vote; (iii) a brief description of the proposal desired to be submitted to the meeting for stockholder vote and the reasons for conducting such business at the meeting; and (iv) the description of any financial or other interest of the stockholder in the proposal. This procedure may limit to some degree the ability of stockholders to initiate discussions at annual stockholders meetings. It may also preclude the conducting of business at a particular meeting if the proposed notice procedures have not been followed.

         CERTAIN STOCKHOLDER ACTION. eZ Bancorp's Articles of Incorporation require that any stockholder action must be taken at an annual or special meeting of stockholders, that any meeting of stockholders must be called by the board of directors or the chairman of the board, and prohibit stockholder action by written consent. Stockholders of eZ Bancorp are not permitted to call a special meeting or require that the board call such a special meeting. The MBCA permits stockholders holding in the aggregate 10% or more of all of the shares entitled to vote at a meeting to request the Circuit Court of the County in which our principal place of business or registered office is located to order a special meeting of stockholders for good cause shown.

         AMENDMENT OR REPEAL OF CERTAIN PROVISIONS OF THE ARTICLES. Under Michigan law, the board of directors need not adopt a resolution setting forth an amendment to the Articles of Incorporation before the stockholders may vote on it. Unless the Articles provide otherwise, amendments of the Articles generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if the amendment would increase or decrease the number of authorized shares of any class or series, or the par value of such shares, or would adversely affect the rights, powers, or preferences of such class or series, a majority of the outstanding stock of such class or series also would be required to approve the amendment.

         eZ Bancorp's Articles of Incorporation require that in order to amend, repeal or adopt any provision inconsistent with Article IX relating to the board of directors, Article X relating to stockholder proposals or Article XI with respect to certain stockholder action, the affirmative vote of at least 80% of the issued and outstanding shares of common stock entitled to vote in the election of directors, voting as a single class must be received; provided, however, that such amendment or repeal or inconsistent provision may be made by a majority vote of such stockholders at any meeting of the stockholders duly called and held where such amendment has been recommended for approval by at least 80% of all directors then holding office and by a majority of the
"continuing directors." These amendment provisions could render it more difficult to remove management or for a person seeking to effect a merger or otherwise gain control of eZ Bancorp. These amendment requirements could, therefore adversely affect the potential realizable value of stockholders' investments.

         BOARD EVALUATION OF CERTAIN OFFERS. Article XIII of eZ Bancorp's Articles of Incorporation provides that the board of directors shall not approve, adopt or recommend any offer of any person or entity (other than eZ Bancorp) to make a tender or exchange offer for any common stock, to merge or consolidate eZ Bancorp with any other entity, or to purchase or acquire all or substantially all of eZ Bancorp's assets, unless and until the board has evaluated the offer and determined that it would be in compliance with all applicable laws and that the offer is in the best interests of eZ Bancorp and its stockholders. In doing so, the board may rely on an opinion of legal counsel who is independent from the offeror, and/or it may test such legal compliance in front of any court or agency that may have appropriate jurisdiction over the matter.

         In making its determination, the board must consider all factors it deems relevant, including but not limited to: (i) the adequacy and fairness of the consideration to be received by the Company and/or its stockholders, considering historical trading prices of the capital stock of eZ Bancorp, the price that could be achieved in a negotiated sale of eZ Bancorp as a whole, past offers, and the future prospects of eZ Bancorp; (ii) the potential social and economic impact of the proposed transaction on eZ Bancorp, its subsidiaries, its employees, customers and vendors; (iii) the potential social and economic impact of the proposed transaction on the communities in which the Company and its subsidiaries operate or are located; (iv) the business and financial condition and earnings prospects of the proposed acquiring person or entity; and (v) the competence, experience and integrity of the proposed acquiring person or entity and its or their management.

         In order to amend, repeal, or adopt any provision that is inconsistent with Article XIII, at least 80% of the stockholders, voting together as a single class, must approve the change, unless the change has been recommended for approval by at least 80% of the directors, in which case a majority of the voting stock could approve the action.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         eZ Bancorp's Articles of Incorporation provide indemnification rights to directors, officers and certain other persons for liabilities and expenses incurred in connection with their service on behalf of eZ Bancorp.

         The Articles of Incorporation require eZ Bancorp to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the person is or was a director or officer of eZ Bancorp, or is or was serving at the request of eZ Bancorp as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not. Indemnification is provided for all types of proceedings, whether civil, criminal,  administrative  or  investigative  and  whether  formal or  informal, including  actions  by or in the right of the  corporation  (such as  derivative actions). Indemnification is provided for expenses (including actual and reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the indemnified person in connection with such action, suit or proceeding. To be entitled to indemnification, a person must have acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of eZ Bancorp or its stockholders, and with respect to any criminal action or proceeding, must have had no reasonable cause to believe his or her conduct was unlawful. In addition, no indemnification will be provided in respect of any claim, issue or matter in which the person has been found liable to eZ Bancorp except to the extent that a court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court shall deem proper.

         The Articles of Incorporation provide that a person who has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter in the action, suit or proceeding, will be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by such person in connection with the matter as well.

         The  Articles  of  Incorporation  also  provide  for the  payment by eZ
Bancorp of the expenses of a person entitled to indemnification, in advance of the final disposition of the proceeding, if the person furnishes eZ Bancorp a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct described above and furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct. The undertaking must be an unlimited general obligation of the person receiving advances but need not be secured.

     FDIC regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by eZ Bancorp or eZCommunityBank.com to their respective directors or officers otherwise permitted under the MBCA or the Michigan Banking Code, respectively.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of eZ Bancorp pursuant to the provisions discussed above or otherwise, eZ Bancorp has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     LIMITATION OF DIRECTOR LIABILITY. The MCBA permits corporations to limit the personal liability of their directors in certain circumstances. eZ Bancorp's Articles of Incorporation provide that a director of eZ Bancorp shall not be personally liable to eZ Bancorp or its stockholders for money damages for any action taken or any failure to take any action as a director, except liability for (i) the amount of a financial benefit received by a director to which he or she is not entitled, (ii) intentional infliction of harm on the corporation or the stockholders, (iii) a violation of Section 551 of the MBCA relating to impermissible distributions to stockholders or loans to directors, officers or employees, or (iv) an intentional criminal act.


                         SHARES ELIGIBLE FOR FUTURE SALE

     All shares sold in this offering will be freely tradeable without restriction, except for any shares purchased by an "affiliate" of eZ Bancorp. Those shares will be subject to the resale limitations set forth in Securities and Exchange Commission Rule 144.

     No market exists now for our shares, and we do not expect one to develop in the foreseeable future. However, if a market did develop, the sale of a substantial number of shares in that market could decrease the prevailing market price of our stock and also could impair our ability to raise more funds in the future.

     All of eZ Bancorp's officers and directors are considered "affiliates" within the meaning of Rule 144 and will, therefore, be subject to the applicable resale limitations of that Rule with respect to the shares purchased in this offering. In general, the number of shares that can be sold by each affiliate in brokers' transactions, (as that term is used in Rule 144) within any three month period may not exceed the greater of (i) 1% of the outstanding shares as shown by the most recent report or statement published by eZ Bancorp, or (ii) the average weekly reported volume of trading in the shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the sale.

     In addition, during the three year period subsequent to the closing of the offering (assuming it is successful) Tucker Anthony will have the option, but not the obligation, to invest an amount equal to 2% of the amount raised in the offering in equity securities (in a form to be determined by agreement between Tucker Anthony and eZ Bancorp) of eZ Bancorp on the same terms as provided for in this offering.

                                LEGAL PROCEEDINGS

     Neither eZ Bancorp nor eZCommunityBank.com are a party to any pending legal proceeding. We also believe there is no litigation threatened in which we face potential loss or exposure or which will materially affect stockholders' equity or our business or financial condition upon completion of this offering.

     Proposed director Harry K. Kantarian is Of Counsel with the law firm Stradley Ronon Housley Kantarian & Bronstein, LLP, Washington, D.C. The organizers have used this law firm and the predecessor firm, Housley Kantarian & Bronstein, P.C., for corporate legal services in connection with its organizing activities. Through November 7, 2000, the organizers have paid legal fees to the firm totaling approximately $15,000. The organizers intend to use the legal services of the firm on an ongoing basis.


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
While Mr. Kantarian's interests are not believed to be adverse to those of eZ Bancorp, Mr. Kantarian is Of Counsel to the law firm.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered by this Prospectus will be passed upon for eZ Bancorp by Stradley Ronon Stevens & Young, LLP, Philadelphia, Pennsylvania. Proposed director Harry K. Kantarian is Of Counsel with the law firm Stradley Ronon Housley Kantarian & Bronstein, LLP, Washington, D.C., which is part of Stradley Ronon Stevens & Young, LLP. The organizers have used this law firm and the predecessor firm, Housley Kantarian & Bronstein, P.C., for corporate legal services in connection with its organizing activities. The organizers intend to use the legal services of the firm on an ongoing basis. Certain legal matters in connection with the offering will be passed upon for Tucker Anthony by Varnum, Riddering, Schmidt & Howlett, LLP, Grand Rapids, Michigan.

                                     EXPERTS

         EBC Development LLC is the Corporation established by the six organizers to organize eZ Bancorp and eZCommunityBank.com. The financial statements of EBC Development LLC as of, and for the periods ended December 31, 1999 and November 7, 2000, and eZ Bancorp as of November 7, 2000 in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We are a newly organized company and to date have not issued any capital stock or engaged in any business operations. We are not currently required to file reports with the Securities and Exchange Commission, although we will do so after this offering. We will furnish stockholders with annual reports containing audited financial statements. We may also send other reports to keep stockholders informed of our business.

         We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission and this Prospectus is included in the Registration Statement. This Prospectus does not contain all of the information contained in the Registration Statement. You can read the Registration Statement and the exhibits to the Registration Statement at the following public reference facilities of the Securities and Exchange Commission: 450 Fifth Street, NW, Room 1024, Washington, DC 20549; 7 World Trade Center, Suite 1300, New York, New York, 10048; and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can obtain copies of the Registration Statement and the exhibits for a fee from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You may call 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. These materials also may be accessed via the Securities and Exchange Commission's Internet Web site. The address of that Web site is http://www.sec.gov.

         No one is authorized to give you information that is not included in this Prospectus. If someone gives you any other information you should not rely upon it because we may not have authorized the use of that information. We may deliver this Prospectus to a prospective investor or sell shares of common stock in this offering even if the information in this Prospectus changes after the date on the cover of the Prospectus. This Prospectus is not an offer to sell the common stock and is not soliciting an offer to buy the common stock in any state where the offer or sale is not permitted.



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

                              FINANCIAL STATEMENTS


                         INDEX TO FINANCIAL STATEMENTS


                                eZ Bancorp, Inc.
                          (a Development Stage Company)

                             as of November 7, 2000


                              EBC Development, LLC
                          (a Development Stage Company)


              For the period from July 19, 1999 (date of inception)
                    to December 31, 1999, and the period from
            January 1, 2000 to November 7, 2000 (date of dissolution)



                                    CONTENTS

Report of Independent Auditors...............................................44

Financial Statements

Balance Sheet - eZ Bancorp, Inc. ............................................45
Balance Sheets - EBC Development, LLC........................................46
Statements of Income - EBC Development, LLC..................................47
Statement of Members' Capital (Deficit) - EBC Development, LLC. .............48
Statements of Cash Flows - EBC Development, LLC .............................49
Notes to Financial Statements ...............................................50

                         Report of Independent Auditors




The Board of Directors
eZ Bancorp, Inc.
The Members of EBC Development, LLC

We have audited the accompanying balance sheet of eZ Bancorp, Inc. as of November 7, 2000. We have also audited the accompanying balance sheets of EBC Development, LLC as of December 31, 1999 and November 7, 2000 (date of dissolution), and the related statements of income, members' capital, and cash flows for the period from July 19, 1999 (date of inception) to December 31, 1999, and the period from January 1, 2000 to November 7, 2000 (date of dissolution). These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eZ Bancorp, Inc. at November 7, 2000, the financial position of EBC Development, LLC at December 31, 1999 and November 7, 2000, and the results of the operations and cash flows of EBC Development, LLC for the period from July 19, 1999 (date of inception) to December 31, 1999, and the period from January 1, 2000 to November 7, 2000 (date of dissolution), in conformity with accounting principles generally accepted in the United States.


                                               /s/ Ernst & Young, LLP


November 15, 2000

                              Financial Statements


                                eZ Bancorp, Inc.
                          (a Development Stage Company)


                                  Balance Sheet

                                November 7, 2000


ASSETS
Cash                                                                  $  11,055
                                                                      ---------
Total assets                                                          $  11,055
                                                                      =========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Accounts payable                                                      $  81,542
Notes payable                                                           398,097
Accrued interest payable                                                 19,339
                                                                      ---------
                                                                        498,978

Shareholders' equity (deficit)
Preferred stock, no par value, 1,000,000 shares authorized,
   none outstanding                                                          --
Common stock, no par value, 9,000,000 shares authorized,
   60 shares issued and outstanding                                         300
Deficit accumulated during the development stage                       (488,223)
                                                                      ---------

Total liabilities and shareholders' equity (deficit)                  $  11,055
                                                                      =========


See notes to financial statements.

                              Financial Statements


                              EBC Development, LLC
                          (a Development Stage Company)


                                 Balance Sheets

                                                                  NOVEMBER 7,
                                                                     2000
                                                                   (DATE OF             DECEMBER 31,
                                                                 DISSOLUTION)                1999
                                                                 ------------           ------------
ASSETS
Cash                                                              $      --               $  11,888
                                                                  ---------               ---------
Total Assets                                                      $      --               $  11,888
                                                                  =========               =========

LIABILITIES AND MEMBERS' CAPITAL (DEFICIT)
Accounts payable                                                  $      --               $  10,400
Notes payable                                                            --                      --
Accrued interest payable                                                 --                      --
                                                                  ---------               ---------
                                                                         --                  10,400

Members' capital (deficit)
Members' capital                                                         --                  24,000
Deficit accumulated during the development stage                         --                 (22,512)
                                                                  ---------               ---------
                                                                         --                   1,488

Total liabilities and members' capital (deficit)                  $      --               $  11,888
                                                                  =========               =========

See notes to financial statements.

                              Financial Statements

                              EBC Development, LLC
                          (a Development Stage Company)


                              Statements of Income

                                                              FOR THE PERIOD FROM         FOR THE PERIOD
                                                              JANUARY 1, 2000 TO        FROM JULY 19, 1999
                                                               NOVEMBER 7, 2000         (DATE OF INCEPTION)
                                                             (DATE OF DISSOLUTION)        TO DECEMBER 31,
                                                                                              1999
                                                             ---------------------      -------------------

Interest income                                                 $     1,315               $     117

Expenses:
  Compensation expense                                              307,712                      --
  Legal and professional                                            105,614                   3,434
  Interest                                                           19,339                      --
  Occupancy                                                          17,200                   7,500
  Other                                                              17,161                  11,695
                                                                -----------               ---------
Total expenses                                                      467,026                  22,629
                                                                -----------               ---------
Net loss                                                        $  (465,711)              $ (22,512)
                                                                ===========               =========

See notes to financial statements.

                              Financial Statements

                              EBC Development, LLC
                          (a Development Stage Company)


                     Statement of Members' Capital (Deficit)

                                                                      MEMBERS'
                                                                       CAPITAL
                                                                      (DEFICIT)
                                                                      ---------

Initial contribution and members' capital at July 19, 1999
  (date of inception)                                                 $  24,000
Net loss                                                                (22,512)
                                                                      ---------
Balance at December 31, 1999                                              1,488
Distributions                                                           (24,000)
Net loss                                                               (465,711)
Transfer of assets and assumption of liabilities                        488,223
                                                                      ---------
Balance at November 7, 2000 (date of dissolution)                     $      --
                                                                      =========


See notes to financial statements.

                              Financial Statements

                              EBC Development, LLC
                          (a Development Stage Company)


                            Statements of Cash Flows


                                                              FOR THE PERIOD FROM         FOR THE PERIOD
                                                              JANUARY 1, 2000 TO        FROM JULY 19, 1999
                                                               NOVEMBER 7, 2000         (DATE OF INCEPTION)
                                                             (DATE OF DISSOLUTION)        TO DECEMBER 31,
                                                                                               1999
                                                             ---------------------      -------------------

Net loss                                                        $  (465,711)              $  (22,512)
Adjustments to reconcile net loss to net cash
    used by operating activities:
       Decrease in accounts payable                                 (10,400)                  10,400
                                                                -----------               ----------
Net cash used in operations                                        (476,111)                 (12,112)

FINANCING ACTIVITIES
Member capital contributions                                            --                    24,000
Member capital distributions                                        (24,000)                      --
Transfer of assets and assumption of liabilities                    488,223                       --
                                                                -----------               ----------
Net cash provided by financing activities                           464,223                   24,000
                                                                -----------               ----------
Increase (decrease) in cash                                         (11,888)                  11,888
Cash at beginning of period                                          11,888                       --
                                                                -----------               ----------
Cast at end of period                                           $         0               $   11,888
                                                                ===========               ==========

See notes to financial statements.

                                eZ Bancorp, Inc.
                          (a Development Stage Company)

                              EBC Development, LLC
                          (a Development Stage Company)

                          Notes to Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:  EBC Development,  LLC (EBC) was formed on July 19, 1999,
---------------------
(date of inception) for the sole purpose of organizing eZ Bancorp, Inc. (the "Company"). EBC was dissolved on November 7, 2000, (date of dissolution) and all assets and liabilities were transferred and assumed by eZ Bancorp, Inc. on the same day. eZ Bancorp, Inc. was incorporated under the laws of the state of Michigan on November 7, 2000, for the purpose of holding all of the outstanding common stock of eZCommunityBank.com (the "Bank"), whose application to obtain a charter from the Commissioner of the Office of Financial and Insurance Services of the State of Michigan ("Commissioner") has been approved subject to certain conditions. The Company is attempting to raise $22.5 million to $27.5 million of capital through an initial public offering of 2,250,000 to 2,750,000 shares of common stock at a price of $10 per share. The Company and the Bank have not conducted any significant business other than matters incidental to their organizations, as reflected in the accompanying financial statements, and will commence banking operations only after receipt of necessary regulatory approvals from the Commissioner, the Federal Deposit Insurance Corporation, and the Board of Governors of the Federal Reserve System.

Because planned principal activities have not commenced, the Company is considered a development stage company.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Organizational Costs: Organizational costs are expensed as incurred.
--------------------

Notes Payable:  Notes payable represent loans from organizers that bear interest
-------------
at prime plus 2% and mature June 30, 2001. If the conditions of the initial public offering are not met, the loans will be repaid, to the extent possible, with excess funds after deducting all of the Company's operating expenses.

Income Taxes: Federal income taxes are not provided for by EBC Development,  LLC
------------
because taxable income or loss is includable in the income tax returns of the members.

--------------------------------------------------------------------------------

         No dealer, salesperson or any other person has been authorized to give any information or make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.



                           2,250,000 Shares (Minimum)

                           2,750,000 Shares (Maximum)




                                eZ Bancorp, Inc.

                                  Common Stock


                                   ----------
                                   PROSPECTUS
                                   ----------







                         TUCKER ANTHONY CAPITAL MARKETS





                                ___________, 2001

         Until _____________, 2001 (90 days after the effective date of the offering), all dealers effecting transactions in the common stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         MICHIGAN LAW. Section 561-571 of the Michigan Business Corporation Act, as amended (the "MBCA"), grant the Registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Registrant, provided that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Registrant broad powers to indemnify any such person against expenses and reasonable settlement payments in connection with any action by or in the right of the Registrant, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification may be made if such person is adjudged to be liable to the Registrant unless and only to the extent the court in which such action was brought determines upon application that, despite such adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Registrant is required by the MBCA to indemnify him against expenses, including attorneys' fees, that are actually and reasonably incurred by him in connection therewith.

         ARTICLES OF INCORPORATION. eZ Bancorp's Articles of Incorporation provide indemnification rights to directors, officers and certain other persons for liabilities and expenses incurred in connection with their service on behalf of eZ Bancorp.

         The Articles of Incorporation require eZ Bancorp to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the person is or was a director or officer of eZ Bancorp, or is or was serving at the request of eZ Bancorp as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not. Indemnification is provided for all types of proceedings, whether civil, criminal,  administrative  or  investigative  and  whether  formal or  informal, including  actions  by or in the right of the  corporation  (such as  derivative actions). Indemnification is provided for expenses (including actual and reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the indemnified person in connection with such action, suit or proceeding. To be entitled to indemnification, a person must have acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of eZ Bancorp or its stockholders, and with respect to any criminal action or proceeding, must have had no reasonable cause to believe his or her conduct was unlawful. In addition, no indemnification will be provided in respect of any claim, issue or matter in which the person has been found liable to eZ Bancorp except to the extent that a court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court shall deem proper.

         The Articles of Incorporation provide that a person who has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter in the action, suit or proceeding, will be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by, and in connection with the matter as well.

         The  Articles  of  Incorporation  also  provide  for the  payment by eZ
Bancorp of the expenses of a person entitled to indemnification, in advance of the final disposition of the proceeding, if the person furnishes eZ Bancorp a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct described above and furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct. The undertaking must be an unlimited general obligation of the person receiving advances but need not be secured.

         LIMITATION OF DIRECTOR LIABILITY. The MCBA permits corporations to limit the personal liability of their directors in certain circumstances. eZ Bancorp's Articles of Incorporation provide that a director of eZ Bancorp shall not be personally liable to eZ Bancorp or its stockholders for money damages for any action taken or any failure to take any action as a director, except liability for (i) the amount of a financial benefit received by a director to which he or she is not entitled, (ii) intentional infliction of harm on the corporation or the stockholders, (iii) a violation of Section 551 of the MBCA relating to impermissible distributions to stockholders or loans to directors, officers or employees, or (iv) an intentional criminal act.

         The  Registrant  has agreed to  indemnify  Tucker  Anthony,  and Tucker
Anthony has agreed to indemnify the Registrant, against certain civil liabilities, including liabilities under the Securities Act, as amended. Reference is made to the Underwriting Agreement filed as Exhibit 1 herewith.

         Federal Deposit Insurance Corporation regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by eZ Bancorp or eZCommunityBank.com to their respective directors or officers otherwise permitted under the MBCA or the Michigan Banking Code, respectively.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of eZ Bancorp pursuant to the provisions discussed above or otherwise, eZ Bancorp has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25.   OTHER EXPENSES AND ISSUANCE AND DISTRIBUTION.

         Expenses in connection with the issuance and distribution of the securities being registered are estimated as follows, all of which are to be paid by the Company:


                SEC Registration Fee.............................. $      7,260
                NASD Filing Fee...................................           *
                Printing and Mailing Expenses.....................           *
                Accounting Fees...................................           *
                Transfer and Registrar's Fees.....................           *
                Legal Fees and Expenses...........................           *
                Blue Sky Fees and Expenses........................           *
                Miscellaneous.....................................           *
                                                                   ------------
                    Total......................................... $         *
                                                                   ============
                ---------
                * To be provided by amendment.


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         Through November 7, 2000, the registrant has borrowed approximately $398,000 from the six organizers to pay organizational and related expenses. To the extent that such transactions would be deemed to involve the offer or sale of a security, the registrant would claim an exemption under Rule 504 of Regulation D or Section 4(2) of the Securities Act of 1933 for such transactions. No actual sales of the registrant's shares of common stock have been made.

ITEM 27.  EXHIBITS.

         Reference is made to the Exhibit Index which appears at page II-5 of the Registration Statement.

ITEM 28.  UNDERTAKINGS.

         Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the "1933 Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

         The undersigned Company hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned Company hereby undertakes that it will provide to the underwriter, Tucker Anthony Capital Markets, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to such purchaser.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Grand Rapids, State of Michigan, on November 27, 2000.

                                      eZ BANCORP, INC.


                                      By:  /s/ John W. Abbott
                                           -------------------------------------
                                           John W. Abbott
                                           President and Chief Executive Officer
                                           (Duly Authorized Representative)

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John W. Abbott and Rick L. Laber, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated

         Signatures                                       Title                                  Date
         ----------                                       -----                                  ----

/s/ John W. Abbott                                  Director, President and Chief           November 27, 2000
-----------------------------------------           Executive Officer
John W. Abbott                                      (Principal Executive Officer)


/s/ Rick L. Laber                                   Vice President and Chief                November 27, 2000
-----------------------------------------           Financial Officer
Rick L. Laber                                       (Principal Financial Officer)


/s/ Robert H. Becker                                Chairman of the Board                   November 27, 2000
-----------------------------------------
Robert H. Becker


/s/ Thomas M. Dible                                 Director                                November 27, 2000
-----------------------------------------
Thomas M. Dible


/s/ Frank H. Freund                                 Director                                November 27, 2000
-----------------------------------------
Frank H. Freund


/s/ James L. Reutter                                Director                                November 27, 2000
-----------------------------------------
James L. Reutter


/s/ John D. Bamberger                               Director,                               November 27, 2000
-----------------------------------------
John D. Bamberger


/s/ Harry K. Kantarian                              Director,                               November 27, 2000
-----------------------------------------
Harry K. Kantarian


                                  EXHIBIT INDEX


EXHIBIT NO.       DESCRIPTION
----------        -----------

1                 Form of Underwriting Agreement *

3.1               Articles of Incorporation of eZ Bancorp, Inc.

3.2               Bylaws of eZ Bancorp, Inc.

4                 Specimen Stock Certificate of eZ Bancorp, Inc.

5                 Opinion of Stradley Ronon Stevens & Young, LLP

10.1              eZ Bancorp Stock Option and Incentive Plan

10.2              Form of Employment Agreements

10.3              Lease Agreement *

10.4 Data Processing Agreement between Fiserv and eZCommunityBank.com *

23.1              Consent of Ernst & Young LLP, independent public accountants

23.2 Consent of Stradley Ronon Stevens & Young, LLP (included in opinion filed as Exhibit 5)

24 Power of Attorney (included on the signature page on page II-3 of the Registration Statement)

27                Financial Data Schedule

-----------
* To be filed by amendment.